Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	) Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	) Case No. 15-10503 (MFW)
)
Debtors.	) Jointly Administered
)

AMENDED DISCLOSURE STATEMENT FOR THE

DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

AKIN GUMP STRAUSS HAUER & FELD LLP	BLANK ROME LLP
Ira S. Dizengoff (admitted pro hac vice)	Stanley B. Tarr (No. 5535)
Philip C. Dublin (admitted pro hac vice)	Michael D. DeBaecke (No. 3186)
Alexis Freeman (admitted pro hac vice)	Victoria A. Guilfoyle (No. 5183)
Matthew C. Fagen (admitted pro hac vice)	1201 N. Market Street, Suite 800
One Bryant Park	Wilmington, Delaware 19801
New York, New York 10036-6745	Telephone: (302) 425-6400
Telephone: (212) 872-1000	Facsimile: (302) 425-6464
Facsimile: (212) 872-1002

Counsel to the Debtors and Debtors in Possession

Dated: August 28, 2015

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.

IMPORTANT NOTICE

ALLIED NEVADA GOLD CORP. (“ANV”) AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES, AS CHAPTER 11 DEBTORS AND DEBTORS IN POSSESSION (COLLECTIVELY, THE “DEBTORS”), ARE SENDING YOU THIS DOCUMENT AND THE ACCOMPANYING MATERIALS (THE “DISCLOSURE STATEMENT”) BECAUSE YOU MAY BE A HOLDER OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS AND ENTITLED TO VOTE ON THE DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “PLAN”).2

THIS DISCLOSURE STATEMENT PROVIDES INFORMATION REGARDING THE PLAN. THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, THE HISTORY OF THE DEBTORS AND THE CHAPTER 11 CASES, THE DEBTORS’ BUSINESS, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN. IF YOU ARE ENTITLED TO VOTE ON THE PLAN, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE PLAN, AND THE SECTION ENTITLED “RISK FACTORS,” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT, WITH THE CONSENT OF THE REQUISITE CONSENTING PARTIES, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, AND IN CONSULTATION WITH THE CREDITORS COMMITTEE AND THE EQUITY COMMITTEE (AS FURTHER SET FORTH IN THE PLAN), TO FILE A FURTHER AMENDED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND BANKRUPTCY RULE 3016(b). THE PLAN AND THIS DISCLOSURE STATEMENT WERE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

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THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN BANKRUPTCY CODE SECTION 1125) SO THAT THOSE HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER, THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT (WHICH WILL BE FILED NO LATER THAN 9 DAYS PRIOR TO THE DEADLINE FOR OBJECTIONS TO THE PLAN), AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON SEPTEMBER 28, 2015, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY PRIME CLERK LLC, THE DEBTORS’ NOTICE, CLAIMS, AND BALLOTING AGENT (THE “BALLOTING AGENT”) NO LATER THAN THE VOTING DEADLINE.

THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS AND INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE

SECURITIES OR “BLUE SKY” LAWS. ADDITIONALLY, THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF, OR REGISTERED PURSUANT TO, A REGISTRATION STATEMENT FILED WITH THE SEC. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY BANKRUPTCY CODE SECTION 1145(a)(1), AND EXPECT THAT THE OFFER, ISSUANCE AND DISTRIBUTION OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF BANKRUPTCY CODE SECTION 1145(a)(1), IN EACH CASE TO THE EXTENT SET FORTH HEREIN.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION.

NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION THEREOF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

FORWARD-LOOKING STATEMENTS:

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES. IN PARTICULAR, STATEMENTS USING WORDS SUCH AS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER SECTION VIII. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THE DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED. EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN, AND URGE ALL HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN. THE CREDITORS COMMITTEE HAS DRAFTED A LETTER ENCOURAGING HOLDERS OF CLAIMS

IN CLASS 4 TO ACCEPT THE PLAN, WHICH LETTER SHALL BE INCLUDED IN THE SOLICITATION PACKAGES SENT TO HOLDERS OF CLAIMS IN CLASS 4 PURSUANT TO THE DISCLOSURE STATEMENT ORDER.

THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL HOLDERS OF INTERESTS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN. THE EQUITY COMMITTEE HAS DRAFTED A LETTER ENCOURAGING HOLDERS OF INTERESTS IN CLASS 8 TO ACCEPT THE PLAN, WHICH LETTER SHALL BE INCLUDED IN THE SOLICITATION PACKAGES SENT TO HOLDERS OF INTERESTS IN CLASS 8 PURSUANT TO THE DISCLOSURE STATEMENT ORDER.

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TABLE OF CONTENTS

			Page
I.	EXECUTIVE SUMMARY		1

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		3
	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	3
	C.	Am I entitled to vote on the Plan?	3
	D.	What will I receive from the Debtors if the Plan is consummated?	4
	E.	What will Holders of Class 1 Secured ABL Claims receive under the Plan?	5
	F.	What will Holders of Class 2 Secured Swap Claims receive under the Plan?	5
	G.	What will Holders of Class 4 Unsecured Claims receive under the Plan?	6
	H.	What will Holders of Class 6 Subordinated Securities Claims receive under the Plan?	6
	I.	What will Holders of Class 8 Existing Equity Interests receive under the Plan?	6
	J.	How do I vote on the Plan and what is the Voting Deadline?	6
	K.	What will I receive from the Debtors if I hold an Administrative Expense Claim, a Professional Fee Claim, a Priority Claim or a DIP Facility Claim?	6
	L.	What happens to my recovery if the Plan is not confirmed or the confirmed Plan does not go effective?	6
	M.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date” and “Consummation?”	7
	N.	What are the Debtors’ Intercompany Claims and Intercompany Interests?	7
	O.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	7
	P.	Will there be releases granted to parties in interest as part of the Plan?	7
	Q.	Why is the Bankruptcy Court holding a Confirmation Hearing and when is the Confirmation Hearing set to occur?	8
	R.	What is the purpose of the Confirmation Hearing?	8
	S.	What is the effect of the Plan on the Debtors’ ongoing business?	8
	T.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	8
	U.	Do the Debtors recommend voting in favor of the Plan?	8

III.	THE DEBTORS’ BACKGROUND		9
	A.	Debtors’ Corporate Structure	9
	B.	Overview of the Debtors’ Mineral Reserves and Development Projects	10
	C.	Regulatory Matters	10
	D.	Summary of the Debtors’ Prepetition Capital Structure and Liabilities under Derivative Instruments	11

IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES AND ENTRY INTO THE ORIGINAL RESTRUCTURING SUPPORT AGREEMENT		14
	A.	Events Leading to the Commencement of the Chapter 11 Cases	14
	B.	Prepetition Restructuring Initiatives and the Original Restructuring Support Agreement	15

V.	EVENTS DURING THE CHAPTER 11 CASES		15
	A.	The First and Second Day Pleadings and Other Case Matters	15
	B.	Debtor in Possession Financing	17
	C.	Mining Suspension Plan and Proposed Compensation Plans	17
	D.	Events Leading up to the Debtors’ Entry into the Amended and Restated Restructuring
		Support Agreement	20

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VI.	SUMMARY OF THE PLAN		20
	A.	General Basis for the Plan	20
	B.	Treatment of Unclassified Claims	21
	C.	Classification and Treatment of Claims and Interests	22
	D.	Means for Implementation of the Plan	24
	E.	Discharge, Release, Injunction and Related Provisions	33

VII.	PROJECTED FINANCIAL INFORMATION		36

VIII.	RISK FACTORS		36
	A.	Risks Related to Bankruptcy	36
	B.	Risks Related to the Debtors’ or the Reorganized Debtors’ Business	38
	C.	Risks Related to Environmental Issues	44
	D.	Risks Related to the Debtors’ Indebtedness and Plan Securities	46
	E.	Risks Associated with Financial Information and Projections	47

IX.	SOLICITATION AND VOTING PROCEDURES		48

X.	CONFIRMATION OF THE PLAN		49
	A.	Requirements for Confirmation of the Plan	49
	B.	Best Interests of Creditors/Liquidation Analysis	49
	C.	Feasibility	49
	D.	Acceptance by Impaired Classes	49
	E.	Confirmation without Acceptance by All Impaired Classes	50
	F.	Valuation of the Debtors	51

XI.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS		51
	A.	Plan Securities	51
	B.	Issuance and Resale of Plan Securities Under the Plan	51
	C.	Listing of New Common Stock	53

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		53
	A.	U.S. Federal Income Tax Consequences to the Debtors Under the Plan	54
	B.	U.S. Federal Income Tax Consequences to U.S. Holders Under the Plan	58
	C.	Information Reporting and Backup Withholding	65
	D.	U.S. Federal Income Tax Considerations for Non-U.S. Holders	65

XIII.	CONCLUSION AND RECOMMENDATION		69

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EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Amended and Restated Restructuring Support Agreement

Exhibit C	Financial Projections

Exhibit D	Liquidation Analysis

Exhibit E	Valuation Analysis

Exhibit F	Debtors’ Corporate Structure

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH

EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY

REFERENCE AS THOUGH FULLY SET FORTH HEREIN

I.	EXECUTIVE SUMMARY

The Debtors submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 to certain Holders of Claims against, and Interests in, the Debtors in connection with the solicitation of acceptances with respect to the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. This Disclosure Statement describes certain aspects of the Plan, including the treatment of Claims and Interests, and also describes certain aspects of the Debtors’ operations, financial projections, and other related matters.

As of March 10, 2015, the Debtors had principal outstanding funded indebtedness of (a) approximately $74.95 million under the Credit Agreement, (b) approximately $58.3 million under the Term and Security Deposit Loan Agreement, (c) $5,189,706 on account of the Jacobs Promissory Note, (d) approximately $97.6 million of capital lease obligations, and (e) CDN $400.0 million in respect of the Notes. In addition, as a result of the applicable counterparties’ exercise of early termination rights with respect to the Debtors’ Cross Currency Swaps and Diesel Swaps, the Debtors had outstanding funded indebtedness of (a) approximately $86.3 million with respect to close-out amounts under the Secured Swaps (as defined below), (b) approximately $371,666.67 with respect to the close-out amounts under a Cross Currency Swap (the “NBC Cross Currency Swap”) with National Bank of Canada (“NBC”) after realization of collateral and (c) approximately $518,937.00 with respect to the close-out amounts under a Cross Currency Swap (the “SocGen Cross Currency Swap”) with Société Générale (Canada Branch) (“SocGen”) after realization of collateral.

The Debtors are pleased to report that after extensive, good-faith and arm’s-length negotiations with the Plan Support Parties, the Creditors Committee, and the Equity Committee, the Plan embodies a settlement among the Debtors and all of their key stakeholders on a consensual restructuring transaction (the “Restructuring Transaction”) that will de-lever the Debtors’ balance sheet and enable the Debtors to implement a financial and operational restructuring. To evidence their support of the Debtors’ restructuring plan, Holders of 76.24% of the aggregate outstanding principal amount of the Notes Claims, 100% of the Holders of Secured ABL Claims and 100% of the Holders of Secured Swap Claims, executed the Amended and Restated Restructuring Support Agreement, dated July 23, 2015, attached hereto as Exhibit B, which provides for the implementation of the Restructuring Transaction through the Plan.

After giving effect to the following transactions contemplated by the Amended and Restated Restructuring Support Agreement and the Plan, the Debtors will emerge from chapter 11 appropriately capitalized with access to favorable financing to support their emergence and go-forward business needs:

•	each Holder of an Allowed Secured ABL Claim shall receive, on the Effective Date: its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Article 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date;

•	each Holder of an Allowed Secured Swap Claim shall receive, on the Effective Date: its Pro Rata share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Article 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date;

•	each Holder of an Allowed DIP Facility Claim shall receive, on the Effective Date: its Pro Rata share of the DIP Facility Consideration; provided, however, that only the DIP Backstop Lenders shall receive their Pro Rata share (calculated based on the amount of Allowed DIP Facility Claims held by each of the DIP Backstop Lenders relative to each other) of the 3.0% Backstop Put Option Payment (for the avoidance of doubt, the DIP Facility Consideration shall be paid in its entirety from the proceeds of the Exit Facility);

•	each Holder of an Allowed Unsecured Claim shall receive its Pro Rata share of either (i) 100% of the New Common Stock, subject to dilution on account of: (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants or (ii) the Convenience Claim Distribution. A Holder of an Allowed Unsecured Claim that is asserted in an amount equal to or less than $500,000 shall receive the distribution contemplated by the preceding clause (ii), unless such Holder, on a properly cast Ballot, elects to receive the distribution contemplated by the preceding clause (i). A Holder of an Allowed Unsecured Claim that is asserted in an amount that is greater than $500,000, shall receive the distribution contemplated by the preceding clause (i), unless such Holder, on a properly cast Ballot, elects to receive the distribution contemplated under the preceding clause (ii); provided, that in making such election, such Holder agrees, to the extent such Holder’s Allowed Unsecured Claim is for an amount greater than $500,000, to reduce the amount of such Allowed Unsecured Claim for purposes of voting and distributions under the Plan to $500,000; provided, further, that each Holder of a Capital Lease Deficiency Claim shall aggregate its Capital Lease Deficiency Claims and be deemed to have one Claim for purposes of such election. Holders of Unsecured Claims are advised to read the Ballots carefully;

•	each Holder of an Allowed Subordinated Securities Claim shall receive its Pro Rata share of the New Warrants;

•	all Allowed Intercompany Claims between the Debtors shall be adjusted, continued, contributed to capital or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors; and

•	each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata share of the New Warrants Holders of Existing Equity Interests shall not be required to file a Proof of Interest on account of such Interests. The Debtors, through The Depository Trust Company, as depository, will make the distribution of New Warrants to Holders of Existing Equity Interests under Article 2.14 of the Plan to holders of the existing common stock of ANV on The Depository Trust Company’s records as of the Distribution Record Date.

As provided by Article IV of the Plan, the Debtors may also undertake certain other restructuring transactions to implement the Plan.

THE DEBTORS, CREDITORS COMMITTEE AND EQUITY COMMITTEE BELIEVE THAT THE COMPROMISE CONTEMPLATED UNDER THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE ESTATES AND PROVIDES THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. AT THIS TIME, THE DEBTORS BELIEVE THIS IS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THE CHAPTER 11 CASES. FOR THESE REASONS AND OTHERS DESCRIBED HEREIN, THE DEBTORS, CREDITORS COMMITTEE AND EQUITY COMMITTEE STRONGLY RECOMMEND THAT CREDITORS AND INTEREST HOLDERS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case. The Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court, in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors will be seeking Bankruptcy Court approval of the Plan. In connection with soliciting acceptances of the Plan, Bankruptcy Code section 1125 requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. This Disclosure Statement has been prepared in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article II of the Plan pursuant to Bankruptcy Code section 1122(a), is referred to as a “Class.” Each Class’ respective voting status is set forth below.

The tables below designate the Classes of Claims against, and Interests in, each of the Debtors and specify which of those Classes are Impaired or Unimpaired by the Plan. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO ARTICLE II OF THE PLAN.

Class	Designation	Impairment	Entitled to Vote
Class 1	Secured ABL Claims	Impaired	Yes

Class 2	Secured Swap Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No
(deemed to accept)

Class 4	Unsecured Claims	Impaired	Yes

Class	Designation	Impairment	Entitled to Vote
Class 5	Intercompany Claims	Unimpaired	No
(deemed to accept)

Class 6	Subordinated Securities Claims	Impaired	Yes

Class 7	Intercompany Interests	Unimpaired	No
(deemed to accept)

Class 8	Existing Equity Interests	Impaired	Yes

D.	What will I receive from the Debtors if the Plan is consummated?

The following table summarizes the anticipated recoveries for Holders of Allowed Claims and Holders of Allowed Interests under the Plan. THE EXPECTED RECOVERIES SET FORTH BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE SUBJECT TO MATERIAL CHANGE.3

Class	Designation	Plan Treatment	Estimated Size	Estimated Recovery Under the Plan
Class 1	Secured ABL Claims	Impaired	$57.9 million	100%

Class 2	Secured Swap Claims	Impaired	$76.4 million	100%

Class 3	Other Secured Claims	Unimpaired	$30.1 million	100%

Class 4	Unsecured Claims	Impaired	$348.5 million to $396.4 million	Unsecured Claims that Receive New Common Stock: 3.3% to 3.8%[4]

[3]	The recoveries set forth herein may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means, with reference to any Claim or Interest, or any portion thereof, in any Class or category specified, against or of a Debtor, (a) a Claim or Interest that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed; (b) a Claim for which a Proof of Claim has been timely filed in a liquidated amount and not contingent and as to which no objection to allowance, to alter priority, or request for estimation has been timely interposed and not withdrawn within the applicable period of limitation fixed by the Plan or applicable law; (c) a Claim or Interest as to which any objection has been settled, waived, withdrawn or denied by a Final Order to the extent such Final Order provides for the allowance of all or a portion of such Claim or Interest; or (d) a Claim or Interest that is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors (with the consent of the Requisite Consenting Parties) or the Reorganized Debtors, as applicable or (iii) pursuant to the terms of the Plan. Unless otherwise specified in the Plan or in an order of the Bankruptcy Court allowing such Claim or Interest, “Allowed” in reference to a Claim shall not include (a) any interest on the amount of such Claim accruing from and after the Petition Date; (b) any punitive or exemplary damages; or (c) any fine, penalty or forfeiture. Any Claim listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.
[4]	The recovery range for Unsecured Claims that receive New Common Stock is based on a $250 million enterprise value of the Reorganized Debtors, the mid-point of Moelis’s range of the enterprise value of the Reorganized Debtors of $200 million to $300 million as set forth in Exhibit E, and assumes that no Holder of an Allowed Unsecured Claim opts to share in the Convenience Claim Distribution. At a $200 million enterprise value, the estimated recovery for such Unsecured Claims would be 0%. At a $300 million enterprise value, the estimated recovery for such Unsecured Claims would be 15.9% to 18.1%.

Class	Designation	Plan Treatment	Estimated Size	Estimated Recovery Under the Plan
				Unsecured Claims that share in the Convenience Claim Distribution: Unknown[5]

Class 5	Intercompany Claims	Unimpaired	NA	100%

Class 6	Subordinated Securities	Impaired	$0[6]	NA
	Claims

Class 7	Intercompany Interests	Unimpaired	NA	100%

Class 8	Existing Equity Interests	Impaired	126.1 million shares	NA

E.	What will Holders of Class 1 Secured ABL Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Secured ABL Claim shall receive, on the Effective Date: its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Article 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date.

F.	What will Holders of Class 2 Secured Swap Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 2 Claim, each Holder of an Allowed Secured Swap Claim shall receive, on the Effective Date: its Pro Rata share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Article 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

[5]	The Debtors are unable to provide an estimated recovery for Holders of Unsecured Claims that opt to share in the Convenience Claim Distribution, as such recovery is driven by the amount of Unsecured Claims that share in such distribution. The Creditors Committee’s advisors, based on their assumptions and calculations, believe that the estimated recovery for Holders of Unsecured Claims with Allowed Claims less than $500,000 that opt to share the Convenience Claim Distribution can range from approximately 10% to 26%. This estimated range is based on the Debtors’ current projection of Allowed Unsecured Claims and is based on the assumptions that (i) all Holders of General Unsecured Claims opt to share in the Convenience Claim Distribution, (ii) all Holders of Notes Claims receive New Common Stock and do not opt to share in the Convenience Claim Distribution, (iii) Holders of Capital Lease Deficiency Claims may or may not elect to opt to share in the Convenience Claim Distribution, and (iv) Holders of other Unsecured Claims receive New Common Stock and do not opt to share in the Convenience Claim Distribution. Accordingly, actual recoveries may be higher or lower than the Creditors Committee’s advisors’ estimated recovery range, depending on the amount of Unsecured Claims that share in the Convenience Claim Distribution. A Holder of an Unsecured Claim that opts to share in the Convenience Claim Distribution will not receive any further distributions under the Plan.
[6]	The Debtors do not anticipate that there will be any Allowed Subordinated Securities Claims.

G.	What will Holders of Class 4 Unsecured Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall receive its Pro Rata share of either (i) 100% of the New Common Stock, subject to dilution on account of: (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants or (ii) the Convenience Claim Distribution. A Holder of an Allowed Unsecured Claim that is asserted in an amount equal to or less than $500,000 shall receive the distribution contemplated by the preceding clause (ii), unless such Holder, on a properly cast Ballot, elects to receive the distribution contemplated by the preceding clause (i). A Holder of an Allowed Unsecured Claim that is asserted in an amount that is greater than $500,000, shall receive the distribution contemplated by the preceding clause (i), unless such Holder, on a properly cast ballot, elects to receive the distribution contemplated under the preceding clause (ii); provided, that in making such election, such Holder agrees, to the extent such Holder’s Allowed Unsecured Claim is for an amount greater than $500,000, to reduce the amount of such Allowed Unsecured Claim for purposes of voting and distributions under the Plan to $500,000; provided, further, that each Holder of a Capital Lease Deficiency Claim shall aggregate its Capital Lease Deficiency Claims and be deemed to have one Claim for purposes of such election. Holders of Unsecured Claims are advised to read the Ballots carefully.

H.	What will Holders of Class 6 Subordinated Securities Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, each Holder of an Allowed Class 6 Claim shall receive its Pro Rata share of the New Warrants.

I.	What will Holders of Class 8 Existing Equity Interests receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 8 Interest, each Holder of an Allowed Class 8 Interest shall receive its Pro Rata share of the New Warrants. Holders of Existing Equity Interests shall not be required to file a Proof of Interest on account of such Interests. The Debtors, through The Depository Trust Company, as depository, will make the distribution of New Warrants to Holders of Existing Equity Interests under Article 2.14 of the Plan to holders of the existing common stock of ANV on The Depository Trust Company’s records as of the Distribution Record Date.

J.	How do I vote on the Plan and what is the Voting Deadline?

Detailed instructions regarding how to vote on the Plan are contained on the applicable Ballots distributed to Holders of Claims and Interests that are entitled to vote on the Plan. For your vote to be counted, your Ballot must be completed, signed and submitted so that it is actually received by the Balloting Agent by 4:00 p.m. (Prevailing Eastern Time) on September 28, 2015.

K.	What will I receive from the Debtors if I hold an Administrative Expense Claim, a Professional Fee Claim, a Priority Claim or a DIP Facility Claim?

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expense Claims, Professional Fee Claims, Priority Claims and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article II of the Plan. These Claims will be satisfied as set forth in Articles 2.1, 2.2, 2.3 and 2.4 of the Plan, respectively.

L.	What happens to my recovery if the Plan is not confirmed or the confirmed Plan does not go effective?

In the event that the Plan is not confirmed, there is no assurance that the Debtors will be able to reorganize their business. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see “Confirmation of the Plan—Best Interests of Creditors/Liquidation Analysis,” which begins on page 48 of this Disclosure Statment, and the Liquidation Analysis attached as Exhibit D to this Disclosure Statement.

M.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date” and “Consummation?”

“Confirmation” of the Plan refers to the approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. See “Confirmation of the Plan,” which begins on page 48 of this Disclosure Statement, for a discussion of the conditions to confirmation and consummation of the Plan.

All distributions under the Plan with respect to Allowed Claims or Allowed Interests shall be made by the Reorganized Debtors or a Distribution Agent selected by the Debtors. The Reorganized Debtors or the Distribution Agent will make distributions on account of Allowed Claims or Allowed Interests as of the Effective Date or as soon as reasonably practicable after the Effective Date. The Reorganized Debtors or the Distribution Agent will make distributions to a Holder of such Allowed Claim or Allowed Interests within a reasonable period of time after such Claim or Interest becomes Allowed; provided, however, that unless otherwise agreed by the Indenture Trustee and the Reorganized Debtors, distributions under the Plan to Holders of Notes Claims shall be made by the Reorganized Debtors to the Indenture Trustee, which, in turn, shall make the distributions to such Holders. Subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, the Reorganized Debtors shall promptly reimburse the Indenture Trustee for the reasonable fees and expenses incurred by the Indenture Trustee on and after the Effective Date in connection with the performance of its duties and the exercise of its rights and those of the Holders of Notes Claims under the Plan and Confirmation Order.

N.	What are the Debtors’ Intercompany Claims and Intercompany Interests?

In the ordinary course of business and as a result of their corporate structure, certain of the Debtor entities hold equity of other Debtor entities and maintain business relationships with each other, resulting in Intercompany Claims and Intercompany Interests. The Intercompany Claims reflect costs and revenues, which are allocated among the appropriate Debtor entities, resulting in Intercompany Claims.

Specifically, ANV holds an Intercompany Claim against Hycroft Resources & Development, Inc., in the amount of $948 million for the use of proceeds from the various equity raises, the Notes offering and the drawing on the Credit Agreement by ANV. Additionally, ANV has an Intercompany Claim against the exploration entities in the amount of $68 million for payment of the annual claims fees made for the benefit of each of the various exploration properties that such entities held until they were sold on June 29, 2015.

The Plan’s treatment of Intercompany Claims and Intercompany Interests represents a common component of a chapter 11 plan involving multiple debtors in which the value of the going-concern enterprise may be replicated upon emergence for the benefit of creditor constituents receiving distributions under a plan. The Plan provides that the Reorganized Debtors shall reinstate Intercompany Interests so as to preserve the Reorganized Debtors’ corporate structure as such structure existed on the Petition Date. The Plan further provides that Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Debtors, subject to the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or, after the Effective Date, by the Reorganized Debtors in their sole discretion.

O.	Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes. See “Risk Factors,” which begins on page 35.

P.	Will there be releases granted to parties in interest as part of the Plan?

Yes. See Article IX of the Plan, which is incorporated herein by reference.

Q.	Why is the Bankruptcy Court holding a Confirmation Hearing and when is the Confirmation Hearing set to occur?

Bankruptcy Code section 1128(a) requires the Bankruptcy Court to hold a hearing on Confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.

In connection with the approval of solicitation of votes to accept the Plan, the Debtors will request that the Bankruptcy Court schedule a Confirmation Hearing and will provide notice of such hearing to all necessary parties. The Confirmation Hearing may be adjourned or continued from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Objections to Confirmation of the Plan must be filed and served on the Debtors and certain other parties prior to the Confirmation Hearing in accordance with the notice of the Confirmation Hearing.

The Debtors will publish the notice of the Confirmation Hearing, which will contain, among other things, the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the Reno Gazette Journal, Elko Daily Free Press, Humboldt Sun and the national edition of The Wall Street Journal.

R.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by a bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, an order issued by a bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of the plan of reorganization upon the occurrence of the effective date and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

S.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, subject to the occurrence of the Effective Date, Confirmation means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is a Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions to the effectiveness of the Plan specified in Article 8.1 of the Plan have been satisfied, or if capable of being waived, waived.

On or after the Effective Date, and unless otherwise provided in the Plan or the Confirmation Order, the Reorganized Debtors may operate their business and, except as otherwise provided by the Plan, may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

T.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, you may contact the Debtors’ co-counsel at the addresses and phone numbers listed on the cover page of this Disclosure Statement. Copies of the Plan and this Disclosure Statement may be obtained by contacting the Balloting Agent, located at 830 Third Avenue, 9th Floor, New York, NY 10022, by calling (855) 936-2883 or by emailing angballots@PrimeClerk.com.

U.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe the Plan provides for a larger distribution to the Holders of Claims and Interests than would otherwise result from any other available alternative. The Debtors believe the Plan, which contemplates a significant deleveraging of their balance sheet, is in the best interests of all Holders of Claims and Interests.

III.	THE DEBTORS’ BACKGROUND

Debtor Allied Nevada Gold Corp. (“ANV”), a Delaware corporation, together with its Debtor and non-Debtor subsidiaries, is a U.S.-based gold and silver producer engaged in mining,7 developing and, from time to time, exploring properties in the State of Nevada. ANV’s stock has been trading on the NYSE MKT, LLC (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) since May 2007 under the symbol “ANV”.8

ANV was spun off from Vista Gold Corp. (“Vista”) in 2006 and began operations in May 2007. In connection with that certain Arrangement and Merger Agreement between ANV, Vista and Carl and Janet Pescio (the “Pescios”), ANV acquired Vista’s Nevada-based mining properties and related assets, including the Hycroft Mine9 and a portfolio of gold and silver exploration properties located throughout Nevada, all of which exploration properties have since been sold or released back to the BLM (as defined below). In addition, ANV acquired the mineral property interests previously held by the Pescios, including royalty and/or other interests in a number of the properties, all of which have since been sold or released back to the BLM.

A.	Debtors’ Corporate Structure

A diagram presenting the corporate structure of ANV and each of its direct and indirect subsidiaries, including each Debtor and each non-Debtor entity, is attached hereto as Exhibit F. As demonstrated on Exhibit F, ANV, directly or indirectly, holds 100% of the equity interests in each of the following (i) Debtors: Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC, Hycroft Resources & Development, Inc. (“HRDI”), Victory Exploration Inc., Victory Gold Inc. and Hasbrouck Production Company LLC and (ii) non-Debtors: Allied Nevada Delaware Holdings Inc. and Allied Nevada (Cayman) Corp.

The Debtors primarily operate through ANV and its wholly-owned subsidiary HRDI. ANV is the corporate center of the Debtors and is, among other things, responsible for all of the Debtors’ general corporate functions. HRDI owns the Hycroft Mine, which is currently, and historically has been, the Debtors’ sole operating and/or producing mine.10 The remaining Debtors held, as of the Petition Date, interests in various exploration properties that have since been sold or released back to the BLM or are legacy entities with no material assets or operations.

[7]	As described in more detail in Section V.C. below, the Debtors have recently suspended their mining operations.
[8]	On March 10, 2015, ANV received notice from the NYSE that the NYSE had suspended its common stock from trading immediately and determined to commence proceedings to delist its common stock pursuant to Section 1003(c)(iii) of the NYSE Company Guide. The NYSE’s determination was based on the filings in the Chapter 11 Cases, which contemplate that the Debtors’ existing common stock will be extinguished pursuant to the Plan. The last day that ANV’s common stock traded on the NYSE was March 9, 2015. ANV’s common stock was delisted by the NYSE on May 12, 2015. In addition, on March 10, 2015, the TSX suspended ANV’s common stock from trading immediately while the TSX reviewed ANV’s continued eligibility for listing under the TSX’s Expedited Review Process. On March 17, 2015, the TSX determined to delist ANV’s common stock at the close of business on April 16, 2015. The last day that ANV’s common stock traded on the TSX was March 9, 2015. On March 10, 2015, ANV’s common stock began being traded in the over-the-counter market under the symbol “ANVGQ”.
[9]	Vista acquired the deed to the Hycroft “ Mine from Henry C. Crofoot and Daniel M. Crofoot (the Crofoots”), who retained certain patented and unpatented mining claims that are leased to the Debtors in exchange for a 4% net profit royalty payment. This mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. The total payments due under the mining lease are capped at $7.6 million, of which the Debtors have paid approximately $2.1 million through December 31, 2014. The Debtors currently estimate the remaining payments due under the mining lease will approximate $0.1 million in 2015 and $0.2 million in each year 2016 to 2021. Patented mining claims are rights covering private land that is owned by the Crofoots. Unpatented mining claims are rights covering public land on which the Crofoots own restricted rights to extract and develop certain mineral deposits, including gold and silver.
[1][0]	As described in more detail in Section V.C. below, the Debtors have recently suspended their mining operations.

B.	Overview of the Debtors’ Mineral Reserves and Development Projects

1.	Hycroft Mine and Mill Expansion

The Hycroft Mine is an open-pit heap leach mine11 located 54 miles west of Winnemucca, Nevada. As of December 31, 2014, there were estimated proven and probable mineral reserves at the Hycroft Mine of 10.6 million ounces of gold and 465.3 million ounces of silver, which are contained in oxide (heap leach) and sulfide (mill) ores. Additionally, the Hycroft Mine remains open to the south with the potential for further expansion which could provide additional heap leach mineralized material. In 2014, the Hycroft Mine produced approximately 216,900 ounces of gold and 1.8 million ounces of silver from its heap leach operations.12

In September 2011, the Debtors announced and began a plan for a mill expansion project (the “Hycroft Mill”), which would allow the Debtors to process sulfide (mill) ores and extend the operating life of the Hycroft Mine. However, due to declining metal prices and the resultant lower than expected cash flows generated by the Debtors’ oxide mining operations, in the second quarter of 2013, the Debtors deferred the construction of the Hycroft Mill and other expansion plans. The Debtors are implementing a sulfide demonstration plant to test their ability to process their sulfide reserves on a larger scale than previous sulfide pilot plants, the data from which the Debtors expect any potential financing source or potential purchaser of the Debtors’ assets to want to review prior to making a decision with respect to providing the financing necessary to implement the sulfide mining operations or to considering purchasing the Debtors’ assets. The demonstration plant is expected to begin running in September 2015 and a final report with respect to the demonstration plant should be available by the end of October 2015.

2.	Principal Products and Revenues

The Debtors’ principal products consist of unrefined gold bars (doré) and in-process inventories (metal-laden carbon), both of which are sent to third party refineries before being sold, generally at prevailing spot prices, to precious metals traders or financial institutions. Doré bars and metal-laden carbon are sent to refineries to produce bullion that meets the required market standards of 99.95% pure gold and 99.90% pure silver. Under the terms of the Debtors’ refining agreements, doré bars and metal-laden carbon are refined for a fee, and the Debtors’ share of the refined gold and the separately- recovered silver are credited to the Debtors’ account or delivered to its buyers. Although the Debtors reported operating revenues of approximately $310.4 million for the 2014 fiscal year, the Debtors incurred a gross loss of approximately $518.9 million.

C.	Regulatory Matters

Mining operations and exploration activities are subject to various federal, state and local laws and regulations in the U.S., which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.The Debtors have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct mining, exploration and other programs. The Debtors believe that they are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Nevada and the U.S. Although the Debtors are not aware of any current claims, orders or directions relating to their business with respect to the foregoing laws and regulations, changes to, or more stringent application or interpretation of, such laws and regulations in Nevada, or in jurisdictions where the Debtors may operate in the future, could require additional capital expenditures and increased operating and/or reclamation costs, which could adversely impact the profitability levels of the Debtors’ projects.

In addition, the Debtors are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects the Debtors’ mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The number of citations and orders charged against mining operations, and the dollar penalties assessed for such citations, have generally increased in recent years.

[11]	Open-pit mining is a process whereby ore is reached by digging or blasting from the ground level. Heap leaching is a process by which gold or silver is extracted from ore by “heaping” the ore on impermeable leach pads and continually applying a weak cyanide solution that dissolves the gold and silver from the ore. The gold- or silver-laden solution is then collected for gold or silver recovery.
[12]	As described in more detail in Section V.C. below, the Debtors have recently suspended their mining operations.

Finally, the Debtors’ production, mining and exploration activities, to the extent undertaken, are subject to various federal and state laws and regulations governing the protection of the environment. The Debtors’ asset retirement obligation (“ARO”), consisting of estimated future mine reclamation and closure costs, may increase or decrease significantly in the future as a result of changes in regulations, mine plans, estimates, or other factors. The Debtors’ ARO relates to the Hycroft Mine and was recognized as a liability at fair value in the period incurred. An ARO, which is initially estimated based on discounted cash flow estimates, is accreted to full value over time through charges to accretion expense. Resultant ARO cost assets are depreciated on a units of production method over the related long-lived asset’s useful life. The Debtors’ ARO is adjusted annually, or more frequently at interim periods if necessary, to reflect changes in the estimated present value resulting from revisions to the timing or amount of reclamation and closure costs.

D.	Summary of the Debtors’ Prepetition Capital Structure and Liabilities under Derivative Instruments

1.	Prepetition Funded Indebtedness

Credit Agreement

ANV is the borrower under the Credit Agreement, among ANV, the lender parties thereto, the Administrative Agent, and Wells Fargo and the Administrative Agent as co-collateral agents. The obligations under the Credit Agreement are collateralized by substantially all of the Debtors’ assets and are guaranteed by all of the other Debtors. Borrowings under the Credit Agreement bear interest per annum at either LIBOR plus 4.5% or at an Alternate Base Rate Canada (as defined in the Credit Agreement) plus 3.5%. As of the Petition Date, the total principal amount of borrowings outstanding under the Credit Agreement was approximately $56.5 million, the total face amount of the letters of credit issued under the Credit Agreement was approximately $18.5 million (corresponding to the letters of credit posted in connection with the NBC Cross Currency Swap and SocGen Cross Currency Swap discussed in Section III.D.2 below) and approximately $0.5 million of accrued interest was outstanding.

In addition, as discussed below, as a result of the applicable counterparties’ exercise of early termination rights with respect to the Debtors’ Cross Currency Swaps and Diesel Swaps, the Debtors had outstanding funded indebtedness of (a) $86,306,619.00 with respect to close-out amounts under the Secured Swaps, (b) $371,666.67 with respect to the close-out amounts under the NBC Cross Currency Swap, after realization of collateral and (c) $518,937.00 with respect to the close-out amounts under the SocGen Cross Currency Swap, after realization of collateral.

Term and Security Deposit Loan Agreement

On March 27, 2013, HRDI entered into a term and security deposit loan agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term and Security Deposit Loan Agreement”), with Caterpillar Financial Services Corporation (“Caterpillar”) as lender in connection with the purchase of three electric rope shovels. Pursuant to the Term and Security Deposit Loan Agreement, up to $60.0 million (75% of the total equipment cost) was made available to HRDI for scheduled progress payments pursuant to purchase agreements for the electric rope shovels, and up to $90.0 million was made available to HRDI in term loan financing to fund the purchase of the electric rope shovels once commissioned at the Hycroft Mine.

Under the Term and Security Deposit Loan Agreement, as electric rope shovels were commissioned, amounts previously advanced to HRDI for security deposits, together with the remaining purchase price of each electric rope shovel, were converted to term loan obligations. Caterpillar has a first lien security interest on the electric rope shovels under the Term and Security Deposit Loan Agreement and HRDI’s obligations thereunder are guaranteed by ANV. As of the Petition Date, $40.3 million remained outstanding on the two executed term loan obligations, which are due by 2020 and bear interest at a fixed rate of approximately 5.7%, and $18.0 million, plus $1.6 million of accrued interest, remained outstanding as advances for security deposits under the Term and Security Deposit Loan Agreement, which bear interest at an applicable rate plus three-month LIBOR, which approximated 4.8% as of the Petition Date.

Jacobs Promissory Note

On October 15, 2014, HRDI issued a $7,189,706.00 promissory note (the “Jacobs Promissory Note”) to Jacobs Field Services North America Inc. pursuant to a Release and Settlement Agreement between HRDI and Jacobs settling the action captioned Jacobs Field Services North America, Inc. v. Hycroft Resources & Development, Inc., United States District Court for the District of Nevada Case No. 3:14-cv-00289. The Jacobs Promissory Note is secured, through a deed of trust, by a security interest in certain of HRDI’s real property, namely the Merrill Crowe Facility – Hycroft Mine, located in Humboldt County, Nevada, which security interest is second in priority and subordinate to the security interests securing the obligations under the Credit Agreement, and HRDI’s obligations thereunder are guaranteed by ANV.As of the Petition Date, the aggregate outstanding principal amount of the Jacobs Promissory Note was $5,189,706.

Notes

ANV has issued CDN $400.0 million of Notes pursuant to that certain indenture, dated as of May 25, 2012, by and between ANV and Computershare Trust Company of Canada, as Indenture Trustee. The Notes are denominated in Canadian dollars, pay interest semi-annually at a rate of 8.75% per annum and mature in June 2019. The obligations under the Notes are guaranteed by all of the Debtors except for Hasbrouck Production Company LLC. As of the Petition Date, the aggregate outstanding principal amount of the Notes was CDN $400.0 million.

2.	Liabilities Under Derivative Instruments

Swaps with Scotiabank

In connection with the issuance of the Notes, ANV entered into a cross currency swap with Scotiabank, a portion of which was subsequently novated to NBC and SocGen (collectively, the “Cross Currency Swaps”), based upon a notional amount of US $400.4 million, which fixed the interest rate under the Notes to an effective rate of 8.375%. In addition, as of December 31, 2014, the Debtors had five outstanding diesel swaps (the “Diesel Swaps” and, together with the Cross Currency Swap with Scotiabank, the “Secured Swaps”) with Scotiabank covering the year 2015 for 7.2 million gallons of diesel at an average price of approximately $2.62 per gallon, which represented approximately 60% of the Debtors’ forecasted 2015 diesel consumption. The obligations remaining under the Secured Swaps are secured by a lien on the same assets that secure the Debtors’ obligations under the Credit Agreement on a pari passu basis. On the Petition Date, ANV received a notice of early termination from Scotiabank, which notice had the effect of terminating each such swap with Scotiabank causing the close-out amount under each such swap to immediately become due and payable. As of March 11, 2015, which is the designated early termination date thereunder, the close-out amount under the Secured Swaps was $86,306,619.00.

Swaps with NBC and SocGen

As described above, a portion of the Cross Currency Swaps was novated to NBC and SocGen. ANV was required to collateralize any mark-to-market liability position of the NBC Cross Currency Swap and SocGen Cross Currency Swap in the form of either letters of credit or Cash. On the Petition Date, ANV received notices of early termination from NBC and SocGen, which notices had the effect of immediately terminating each such swap and causing the close-out amount under each such swap to become due and payable.

As of March 10, 2015, which is the designated early termination date with respect to the NBC Cross Currency Swap, the close-out amount owed by ANV relating to such swap was approximately $12.6 million. NBC exercised its right against letters of credit and cash collateral granted in its favor. After realization of NBC’s collateral, the remaining unsecured deficiency Claims of NBC aggregated to $371,666.67.

As of March 11, 2015, which is the designated early termination date with respect to the SocGen Cross Currency Swap, the close-out amount owed by ANV relating to such swap was approximately $10.37 million. SocGen exercised its right against letters of credit and cash collateral. After realization of SocGen’s collateral, the remaining unsecured deficiency Claims of SocGen are in the amount of $518,937.00.

3.	Capital Lease Obligations.

The Debtors’ capital lease obligations (the “Capital Lease Obligations”), which are for the purchase of mining equipment, bear interest at rates between 4% and 7% and carry 60 month terms. As of the Petition Date, the Debtors owed $97.6 million in Capital Lease Obligations. The Debtors estimate that as a result of the surrender or anticipated surrender of such equipment, there will be approximately $10.2 million to $58.1 million of Capital Lease Deficiency Claims.

4.	Trade Debt

As a gold and silver producer, the Debtors purchased mining equipment, processing commodities and other inputs from numerous vendors. As of the Petition Date, the Debtors estimate that they owed approximately $33.1 million in prepetition trade debt claims, which includes amounts owed to, among others, critical vendor claimants, shippers, warehousemen, miscellaneous lien claimants and claimants who may assert claims arising under Bankruptcy Code section 503(b)(9). As of the date of this Disclosure Statement, the Debtors have paid approximately $10,492,586.45 to critical vendors and creditors asserting claims under Bankruptcy Code section 503(b)(9).

5.	Equity Ownership

As of the Petition Date, 126,193,336 shares of common stock of the Debtors were outstanding.13 As discussed above, the Debtors’ common stock was traded on the NYSE and the TSX. The Debtors’ market capitalization was approximately $107.9 million as of the Petition Date, though the Debtors do not believe that the market capitalization was indicative of the Debtors’ value and the Debtors were insolvent as of the Petition Date.

6.	Creditor Committee and Equity Committee Investigation and Potential Claims Analysis

Pursuant to the provisions of the Final DIP Order, the Creditors Committee was permitted to investigate, among other things, the extent and validity of the liens and security interests asserted by the parties under the Credit Agreement. The Creditors Committee was permitted to use certain proceeds of the DIP Facility to conduct such investigations. The Creditors Committee did not find any issues with respect to the liens and security interests asserted under the Credit Agreement. The Equity Committee reviewed and relied upon the Creditors Committee’s investigation with respect to the extent and validity of the liens and security interests asserted by the parties under the Credit Agreement.

Further, the Creditors Committee conducted an investigation regarding whether the estates may have claims or causes of action against the Debtors’ directors and officers resulting from the Debtors’ decision to implement the Mining Suspension Plan. The Creditors Committee’s investigation to date has not revealed any viable estate claims against the Debtors’ directors and officers.

The Equity Committee analyzed potential claims against the Debtors, the Debtors’ directors and officers, and certain non-debtor third parties. Based upon the Equity Committee’s analysis, the Equity Committee determined that certain potential claims were not viable. The Equity Committee further determined that certain claims, although potentially viable, were claims that belonged to individuals (i.e., claims that the Equity Committee would not have standing to prosecute). The Equity Committee considered these determinations and certain other remaining potential claims as a factor in its negotiation of the Existing Equity Interests Term Sheet. The Debtors do not believe any such potentially viable claims exist.

7.	Prior and Pending Litigation Proceedings

In the ordinary course of business, the Debtors are, from time to time, the subject of complaints or litigation in the ordinary course of the Debtors’ business. Below is a brief summary of the Debtors’ pending litigation proceedings.

The Debtors and certain of their Officers are subject to a class action securities litigation brought by certain shareholders (the “Securities Litigation”). The plaintiffs in the Securities Litigation seek unspecified damages as a result of purported violations of federal securities laws, which violations allegedly arose out of misrepresentations and omissions concerning the Debtors’ gold and silver mining operations at the Hycroft Mine. The Securities Litigation is ongoing. In

[13]	The Debtors also have 10 million shares of authorized but not issued preferred stock.

addition, two shareholders filed a statement of claim in the Ontario Superior Court in Canada (the “Canadian Litigation”) asserting substantially the same allegations as the U.S. class action complaints and seeking $80 million in damages for violations of Canadian securities laws. The Canadian Litigation is ongoing. In addition, the Debtors and certain of their Officers are subject to a derivative action (the “Derivative Action”) seeking unspecified damages and asserting breaches of fiduciary duties by the defendants. The allegations in the Derivative Action are substantially similar to the allegations contained in the Securities Litigation.

The costs of the Securities Litigation, Canadian Litigation and Derivative Action are covered by the Debtors’ insurance policies, which have a total cap of $40 million with respect to indemnified claims and $50 million with respect to non-indemnified claims, with a $1.5 million retention.

IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES AND ENTRY INTO THE ORIGINAL RESTRUCTURING SUPPORT AGREEMENT

A.	Events Leading to the Commencement of the Chapter 11 Cases

A number of factors contributed to the Debtors’ decision to pursue a restructuring through the chapter 11 process. Over the two years prior to the Petition Date, despite a nearly doubling of gold and silver ounces sold, revenue increased only modestly, mainly due to declining gold and silver prices. Gold and silver sales represent 100% of the Debtors’ revenues and, accordingly, the market prices of gold and silver significantly impact the Debtors’ financial position, operating results, and cash flows. The market price of gold peaked at $1,895 per ounce in August 2011. As of March 9, 2015, gold closed at $1,168.50 per ounce, down approximately 38% from the 2011 peak and down 16% from the last twelve-month high of $1,385 per ounce. Similarly, the market price per silver ounce decreased approximately 46.8% over the two years prior to the Petition Date, from $29.95 per ounce as of December 31, 2012 to $15.92 per ounce as of March 9, 2015.

Despite the Debtors’ prepetition efforts to increase revenue, decrease costs, sell non-core assets, reduce or delay capital expenditures and raise capital to address the Debtors’ liquidity constraints, the Debtors’ liquidity continued to deteriorate. In an effort to meet their liquidity needs, during 2014 the Debtors increased their borrowing capacity under the Credit Agreement by $35.0 million, sold a mineral property for $20.0 million and completed a public offering of common stock and warrants for $21.8 million. Despite these efforts, the Debtors’ cash and cash equivalents decreased from $81.5 million at December 31, 2013 to $7.6 million at December 31, 2014. The continuing loss of liquidity was largely due to (a) the drop in gold and silver prices in the years leading up to the Petition Date, (b) an overleveraged capital structure, the servicing of which requires significant capital resources, (c) the significant contractual capital requirements and delay of the Hycroft Mill expansion project and (d) exposure under the Cross Currency Swaps. Each of these factors is discussed in greater detail below.

1.	Decreased Gold and Silver Prices

As discussed above, the market prices for gold and silver declined substantially from previous highs, which had a direct negative impact on earnings and cash flows derived from the Debtors’ operations. The Debtors’ average operating margin per gold ounce sold decreased approximately 66% to $295 in 2014 from $854 in 2012, thereby straining the Debtors’ ability to fund their operations, service their debt and fund capital requirements.

2.	Overleveraged Capital Structure

The Debtors’ prepetition capital structure placed a significant burden on free cash flow and contributed to the depletion of existing cash balances. As discussed above, prior to the Petition Date, the Debtors had, among other things, substantial (a) Capital Lease Obligations related to the purchase of expensive equipment for their planned use in the Hycroft Mill expansion project, which bear interest at rates between 4% and 7%, (b) semi-annual interest payment obligations under the Notes and (c) an almost fully-drawn $75.0 million revolving loan under the Credit Agreement.

3.	Exposure under the Cross Currency Swaps

As discussed above, the Debtors had significant exposure under the Cross Currency Swaps and were required to collateralize any mark-to-market liability position under the Cross Currency Swaps with NBC and SocGen with either letters of credit or cash. Pursuant to the Cross Currency Swaps with NBC and SocGen, the Debtors had posted approximately $18.5 million in letters of credit, which were issued under the Credit Agreement, and approximately $3.6 million in cash, contributing to the Debtors’ prepetition liquidity position.

4.	Capital Requirements and Delay of the Hycroft Mill Expansion Project

From 2012 to 2014, the Debtors incurred approximately $668.9 million of capital expenditures for plant and equipment in connection with the expansion efforts of the Hycroft Mine, the majority of which related to the Hycroft Mill, including mills and mill-related components, a crushing system, and engineering and infrastructure costs. During that same time period, the Debtors repaid an additional $113.2 million in principal of financed capital expenditures for the Hycroft Mine’s expanded mobile mine equipment fleet. The Debtors’ cash and cash equivalents, sources of liquidity and capital resources were depleted as the Debtors sought to satisfy the Hycroft Mine’s capital requirements.

During 2013 and 2014, the Debtors were unable to raise the remaining capital required to complete the construction of the Hycroft Mill, which, as of November 2014, was estimated at $1.39 billion. Specifically, in May 2014, the Debtors undertook a strategic process to finance the expansion of the Hycroft Mine. Over 60 parties were approached to provide financing, acquire a stake in the Debtors or acquire the Debtors. Not a single buyer expressed interest in a sale or financing at a price that would enable the Debtors to finance the construction of the Hycroft Mill. The Debtors’ inability to fund the construction of the Hycroft Mill prevented the Debtors from increasing annual mine production to approximately 450,000 ounces of gold and 23.0 million ounces of silver per year – quantities which would increase revenues and total cash flows from operations using current metal prices.14 Although the Debtors invested significant capital in the expansion of the Hycroft Mine, in particular for the Hycroft mills and motors, they will not be able to realize any significant operational benefits until the Hycroft Mill is constructed, commissioned and operational. However, due to the lack of liquidity and over-levered balance sheet, the Debtors were unable to raise the $1.39 billion necessary to commence and implement the Hycroft Mill expansion project

B.	Prepetition Restructuring Initiatives and the Original Restructuring Support Agreement

Faced with the foregoing issues, the Debtors proactively sought to right-size their capital structure and to position themselves for ongoing success in the current industry and economic environment. To this end, beginning in December 2014, the Debtors engaged legal advisors and, in January 2015, financial advisors to explore various restructuring alternatives. The Debtors and their advisors commenced negotiations with certain of their lenders under the Credit Agreement as well as the Consenting Noteholders, and their respective advisors, regarding terms of a potential restructuring that would de-lever the Debtors’ balance sheet and enable the Debtors to implement a financial and operational restructuring. After extensive, good faith and arm’s-length negotiations, the Debtors ultimately reached an agreement with the Initial Consenting Noteholders (as defined in the Original Restructuring Support Agreement) and the Initial Secured Lenders, which was formalized by the Original Restructuring Support Agreement. As discussed in Section V.D. below, on July 23, 2015, the Original Restructuring Support Agreement was amended and restated pursuant to the terms thereof by the Amended and Restated Restructuring Support Agreement.

V.	EVENTS DURING THE CHAPTER 11 CASES

A.	The First and Second Day Pleadings and Other Case Matters

1.	The First and Second Day Pleadings

To facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, the Debtors filed certain “first day” and “second day” motions and applications with the Bankruptcy Court on the Petition Date and thereafter seeking certain relief. The relief sought in the “first day” and “second day” pleadings facilitated the Debtors’ seamless transition into chapter 11 and aided in the preservation of the Debtors’ going-concern value. Specifically, the

[14]	As of March 9, 2015, gold closed at $1,168.50 per ounce and silver closed at $15.92 per ounce.

Debtors, among other things, sought authority to: (i) obtain secured postpetition financing (as discussed below); (ii) pay certain employee, insurance and tax obligations; (iii) pay claims of certain critical vendors, shippers, warehousemen, miscellaneous lien claimants and claimants who may assert claims arising under Bankruptcy Code section 503(b)(9); (iv) provide adequate assurance of payment to certain utility providers; and (v) maintain their cash management system. In addition, the Debtors sought to (a) establish procedures for the sale of certain de minimis assets; (b) retain various professionals of the Debtors; and (c) establish procedures for the retention of ordinary course professionals and compensation of various other professionals.

2.	The Sale of the Debtors’ Exploration Properties

On March 31, 2015, the Debtors filed the Debtors’ Motion for Orders (I)(A) Authorizing Selling Debtors’ Entry into the Stalking Horse Purchase Agreement for the Sale of the Selling Debtors’ Exploration Properties and Related Assets, (B) Approving Bidding Procedures and Bid Protections, (C) Scheduling a Hearing to Consider Approval of the Sale of Assets, (D) Approving Form and Manner of Notice of Sale, and (E) Granting Related Relief; and (II)(A) Authorizing and Approving the Sale of the Selling Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (C) Granting Related Relief [Docket No. 133] (the “Sale Motion”) seeking authority to enter into a stalking horse purchase agreement with Clover Nevada LLC for the sale of certain of the Debtors’ exploration properties and related assets and seeking approval of bidding procedures in connection therewith. On April 24, 2015, the Bankruptcy Court entered an order approving the bidding procedures with respect to the Sale Motion. On June 18, 2015, the Bankruptcy Court entered an order approving the sale of the exploration properties to Clover Nevada LLC. On June 29, 2015, the Debtors and Clover Nevada LLC closed on the sale of the exploration properties.

3.	Non-Insider KEIP

On May 11, 2015, the Debtors filed the Debtors’ Motion for Entry of an Order (A) Authorizing and Approving the Debtors’ Key Employee Incentive Program and (B) Granting Related Relief [Docket No. 362] seeking to implement a key employee incentive program (the “Non-Insider KEIP”) for 95 non-insider employees (the “Non-Insider KEIP Participants”) for Q2 and Q3 2015 based on the attainment of certain operational and/or strategic goals. On May 29, 2015, the Bankruptcy Court entered an order authorizing and approving the Debtors’ implementation of the Non-Insider KEIP. The Non-Insider KEIP Participants earned $208,092 in the aggregate for Q2 2015 on account of the Non-Insider KEIP. The Debtors paid the awards earned under the Non-Insider KEIP for Q2 2015 but discontinued the Non-Insider KEIP for Q3 2015.

4.	Claims

On April 28, 2015, each of the Debtors filed a schedule of assets and liabilities, schedule of executory contracts and unexpired leases, and statement of financial affairs pursuant to Bankruptcy Code section 521, the Official Bankruptcy Forms and the Bankruptcy Rules (collectively, the “Schedules”). On May 15, 2015, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing June 24, 2015 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for each entity to file Proofs of Claim based on prepetition Claims. Additionally, the Bar Date Order established separate deadlines for the filing of Claims arising from the Debtors’ rejection of executory contracts and unexpired leases, claims filed by governmental units (as defined in Bankruptcy Code section 101(27)) and Claims that the Debtors have amended in the Debtors’ Schedules. As of August 6, 2015, approximately 1,022 Proofs of Claim had been filed against the Debtors, asserting approximately $8,364,563,029.96 in aggregate Claims.

5.	The Appointment of the Creditors Committee

On March 19, 2015, the US Trustee appointed a statutory committee of unsecured creditors in the Chapter 11 Cases (the “Creditors Committee”) pursuant to Bankruptcy Code section 1102. The Creditors Committee consists of three members: (i) Computershare Trust Company of Canada, as Indenture Trustee to the Notes (the “Indenture Trustee”); (ii) FLSmidth US Inc.; and (iii) International Lining Technology. The Creditors Committee engaged Arent Fox LLP and Polsinelli PC as its counsel, Zolfo Cooper, LLC as its financial advisor and SRK Consulting as its mining expert.

6.	The Appointment of the Equity Committee

On April 10, 2015, the US Trustee appointed a statutory committee of equity security holders in the Chapter 11 Cases (the “Equity Committee”) pursuant to Bankruptcy Code section 1102. The Equity Committee originally consisted of five members: (i) James Anderson; (ii) John Connor; (iii) Ajay Maskar; (iv) George Murphy; and (v) Michael Richey. Since the appointment of the Equity Committee, the composition of the Equity Committee has been reconstituted from time to time. The Equity Committee currently consists of three members: (i) John Connor; (ii) Ajay Maskar; and (iii) Michael Richey. The Equity Committee originally sought to engage Susman Godfrey L.L.P. and Ashby & Geddes, P.A. as its counsel, Peter J. Solomon Company as its financial advisor and Behre Dolbear Group, Inc.as its mining consultant (collectively, the “Prior Equity Committee Advisors”). The Prior Equity Committee Advisors are no longer representing the Equity Committee. The Equity Committee subsequently engaged LeClairRyan, A Professional Corporation and Cole Schotz P.C. as its counsel, Navigant Consulting as its financial advisor and Runge, Inc. d/b/a RungePincockMinarco as its technical mining expert. The Equity Committee has sought to retain Gordian Group, LLC as its investment banker.

B.	Debtor in Possession Financing

On the Petition Date, the Debtors filed a motion seeking authority to (i) obtain a $78 million DIP Facility, (ii) grant liens and superpriority claims to the DIP Lenders, (iii) utilize cash collateral of Prepetition Secured Parties and (iv) grant adequate protection to the Prepetition Secured Parties. On March 12, 2015, the Bankruptcy Court entered an order authorizing the Debtors to borrow up to $35 million of principal amount of the total $78 million on an interim basis (the “Interim DIP Order”). On April 17, 2015, the Bankruptcy Court entered an order authorizing the Debtors to borrow the full $78 million DIP Facility on a final basis (the “Final DIP Order”).

The DIP Facility (x) is junior to (i) the Carve-Out (as defined in the Final DIP Order) and (ii) the Prepetition Liens, Permitted Liens and Prepetition Lender Replacement Liens (each as defined in the Interim DIP Order), and (y) pays interest on a monthly basis at the rate of 12% per annum, 6% to be paid in cash and 6% to be paid in kind; provided, however, that upon occurrence of certain trigger events set forth in the Final DIP Order, all interest under the DIP Facility shall be paid in Cash. Such trigger events occur if: (1) the loans under the DIP Facility are repaid in their entirety in cash or (2) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Facility (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise).

The proceeds of the DIP Facility shall be used in a manner consistent with the DIP Credit Agreement and the Approved Budget (as defined in the DIP Credit Agreement). The DIP Facility will mature one year from the execution of the DIP Credit Agreement, on March 12, 2016, unless terminated earlier upon the occurrence of certain events set forth in the DIP Credit Agreement.

The Debtors believe that the DIP Facility provides the Debtors with the necessary financing to meet their needs through consummation of the Plan. As of the date hereof, the total amount due and owing under the DIP Facility is $60 million (exclusive of pay-in-kind interest).

C.	Mining Suspension Plan and Compensation Plans

Since the Petition Date, a number of factors have severely impeded the Debtors’ mining operations. First, the Debtors have experienced high employee turnover which has resulted in reduced productivity, a lower amount of ore being placed on the pads and a reduction in the effectiveness and timeliness of getting the ore under leach. Second, the leach kinetics (i.e., the rate and timing at which ounces of gold and silver are recovered from the ore) of the ore placed on the leach pads in Q4 2014 and Q1 2015 have been slower than projected, resulting in a reduction of 17,000 ounces of gold production versus forecast. Third, the Debtors have experienced several issues with vendors due to the pendency of the Chapter 11 Cases. Finally, the market price of gold remains below the forecasted price, thereby curtailing operating margins. Each of these challenges is discussed in more detail below.

1.	Reduced Employee Productivity

The Hycroft Mine is located outside of Winnemucca, Nevada. There are a number of other mining operations in the region, two of which—Barrick Gold Corporation and Newmont Mining Corporation—are among the world’s largest mining companies. The Debtors compete for employees, including, and especially, senior employees, with these nearby mining operations. Since the Petition Date, certain of the local mining companies have held job fairs in Winnemucca and have capitalized on the Debtors’ bankruptcy to attract the Debtors’ most experienced employees. In addition, the Debtors have lost employees to local construction companies, some of whom offer higher compensation than the Debtors and more stable employment opportunities.

The combination of competitors poaching the Debtors’ employees by providing more desirable compensation and benefits packages and the surge in construction hiring has resulted in extremely high employee turnover during the Debtors’ time in bankruptcy. Specifically, as of July 8, 2015, the Debtors had lost 105 employees as a result of voluntary resignations since the Petition Date, 23 of whom were in key supervisory and/or managerial roles. The Debtors entered bankruptcy with 420 employees and only had 368 employees prior to July 8, 2015, with many of the replacements for the 105 departed employees having little to no mining experience prior to their employment by the Debtors.

In order to continue operations through July 8, 2015, the Debtors had to find new employees to fill these vital roles. However, despite hiring several highly regarded recruitment firms, the Debtors had difficulty finding experienced employees to replace the loss of experienced employees. Experienced candidates with training and expertise are often able to choose among multiple employment options, including mining facilities in more favorable locations than Winnemucca, Nevada or with companies that, unlike the Debtors, are not in bankruptcy. Consequently, in order to fill pivotal roles, the Debtors had to hire employees with substantially less than optimal mining experience, which contributed toward (i) reduced productivity, (ii) a lower amount of ore being placed on the pads, and (iii) a lower volume of gold and silver being recovered from the processing plant. Overall, the net effect of the productivity decline arising from the Debtors’ employee issues was a 40% reduction in tons mined/hour.

2.	Slower Leach Kinetics

The Debtors have also experienced slower than projected leach kinetics, largely because the material placed on the leach pads since late 2014 has been significantly more hydrophobic15 than expected. Consequently, the material has not been absorbing the cyanide solution as quickly as anticipated, which has required the Debtors to use a higher concentration of cyanide and delayed the Debtors’ ability to mobilize the gold and silver from the leach pads.

From the Petition Date through June 30, 2015, the Debtors produced 37,000 fewer ounces of gold than projected in the Debtors’ February 2015 business plan (the “February Business Plan”). Revenues for the same period, using the budgeted $1,200 price of gold, were approximately $44.4 million lower than projected in the February Business Plan and $42.8 million lower than projected in the February Business Plan based on gold prices as of July 8, 2015. 17,000 ounces of the 37,000 ounce shortfall (accounting for approximately 46% of the decline in revenue versus forecast) is attributable to the slower leach kinetics. The reduced production coupled with the associated fixed costs and other challenges has caused the Debtors’ mining operations to operate at a loss.

3.	Vendor Issues

In addition, the Debtors have struggled in their negotiations with several important vendors as a result of the pendency of the Chapter 11 Cases. Many of the Debtors’ key vendors refused to meet the Debtors’ supply requirements, largely because of the fact that the Debtors are in bankruptcy. In fact, in several instances, vendors that do not have contracts with the Debtors refused to do business altogether with the Debtors. As a result, the Debtors were unable to commission the construction of a new leach pad, in accordance with their original operational plans, because no vendor was willing to timely construct the leach pad on commercially reasonable terms. Other vendors chose to allocate their resources elsewhere and only delivered a portion of their contractual commitments to the Debtors.16 Indeed, the trucking company that transports the Debtors’ lime, a key ingredient in the leaching process, was only delivering 80% of the contractually committed lime deliveries to the Debtors, and the Debtors were unable to fill this shortfall from other vendors. This directly contributed to the delay in the tonnage of ore that was placed on the leach pads.

[15]	“Hydrophobic” refers to material that is so dry that it does not absorb water-based solutions adequately.
[16]	The Debtors are assessing potential breach of contract claims against such vendors.

4.	Low Gold Prices and Low Operating Margins

In addition to the reduced employee productivity, slower leach kinetics and vendor issues, the Debtors have also experienced adverse conditions in the gold market against which the Debtors operate. The February Business Plan was built on a gold price of $1,200 per ounce. Since the Petition Date, however, gold prices have averaged less than $1,190 per ounce, and gold was trading at approximately $1,158 per ounce as of July 8, 2015, a significant decrease from the peak market price of $1,895 per ounce in August 2011. As a result of the depressed gold prices, the Debtors’ mining operations generated lower than forecasted revenue.

The Debtors’ productivity issues are further exacerbated by the low-grade nature of their ore reserves. As of December 31, 2014, the Debtors’ proven and probable heap leach reserves contained 0.009 and 0.007 gold ounces per ton, respectively, and 0.24 and 0.20 silver ounces per ton, respectively. This is significantly below industry average. In order to recover sufficient gold and silver to be profitable, the Debtors would be required to mine substantially more ore than if their reserves contained higher-grade ore. As a result, the productivity issues described above are exponentially more harmful to the profitability of the Debtors’ mining operations than they would be to a mine with higher-grade ore. At low productivity levels and low gold prices, mining the ore is not profitable.

5.	Implementation of the Mining Suspension Plan and Compensation Plans

The employee attrition, vendor difficulties and slower leach kinetics appear to be long-term problems, and there is no indication that market gold prices will rebound in the near term. The Debtors’ low-grade ore and the limited resulting margins make these issues even more problematic as they magnify the negative impact of these problems.Accordingly, as these challenges are likely to continue or increase further as the Debtors progress through chapter 11, to maximize estate value and reduce costs, on July 8, 2015, the Debtors initiated a mining suspension plan (the “Mining Suspension Plan”).17 Pursuant to the Mining Suspension Plan, the Debtors suspended mining operations and terminated approximately 230 of 368 employees. However, the Debtors continue to, among other things, produce and sell the approximately 260,000 ounces of gold (and additional silver) that were on the heap leach pads as of July 8, 2015, complete and run (at least on an initial provisional basis) a sulfide demonstration plant and collect data related thereto, and comply with environmental and other regulatory requirements related to the Mining Suspension Plan, including continuing controls related to flows to and from the pads (collectively, the “Ongoing Operations”). The Debtors are implementing a sulfide demonstration plant to test their ability to process their sulfide reserves on a larger scale than previous sulfide pilot plants. The demonstration plant is expected to begin running in September 2015 and a final report with respect to the demonstration plant should be available by the end of October 2015. The Debtors expect that any potential financing source or potential purchaser of the Debtors’ assets will want to review the data from the sulfide demonstration plant prior to making a decision with respect to providing the financing necessary to implement the sulfide mining operations or to considering purchasing the Debtors’ assets. The Mining Suspension Plan will allow the Reorganized Debtors the flexibility to determine post-emergence the best way to maximize value, whether through recommencing operations or through a sale of the Debtors’ assets.

As a result of the Mining Suspension Plan, the Debtors determined that they no longer required certain equipment for their Ongoing Operations. On July 30, 2015, Caterpillar Financial Services Corporation (“CAT Financial”) and Bank of America Leasing and Capital (“BAL”) filed motions to lift the automatic stay to take possession of certain equipment under their capital leases [Docket Nos. 782 and 786]. On August 3, 2015, Atlas Copco Customer Finance LLC (“Atlas Copco”) noticed a hearing on its motion to lift the stay to take possession of certain equipment. The Debtors reached consensual resolutions with CAT Financial, BAL and Atlas Copco regarding the return of certain equipment and the retention of certain other equipment. On August 19, 2015, the Bankruptcy Court entered orders modifying the automatic stay to allow CAT Financial, BAL and Atlas Copco to take possession of certain equipment under their capital leases. The Debtors are currently discussing with other lessors the return of certain additional equipment that they no longer require for their Ongoing Operations.

[17]	The Debtors and their key constituents considered alternatives to the Mining Suspension Plan, including shutting down the Debtors’ operations completely, but ultimately determined that suspending operations presented the best opportunity to maximize value for the Debtors’ estates and their stakeholders.

On July 8, 2015, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving Debtors’ (A) Key Employee Incentive Plan, (B) Non-Insider Key Employee Retention Plan and (C) Severance Plan and (II) Granting Related Relief [Docket No. 672], seeking to implement a key employee incentive plan for 4 insider-employees, a tier-based key employee retention plan for 51 non-insider employees, and a tier-based severance plan for all of the Debtors’ remaining employees to stabilize the Debtors’ remaining workforce to continue to allow them to implement the Mining Suspension Plan and their Ongoing Operations and key business functions (collectively, the “Compensation Plans”). On August 19, 2015, the Bankruptcy Court entered an order authorizing and approving the Debtors’ implementation of the Compensation Plans.

D.	Events Leading up to the Debtors’ Entry into the Amended and Restated Restructuring Support Agreement

As described in Section V.C. above, the Debtors implemented the Mining Suspension Plan on July 8, 2015 as a result of extraordinary challenges, including (i) massive employee attrition, (ii) a refusal by key vendors to contract with the Debtors on commercially reasonable terms, (iii) a materially slower than forecasted recovery rate of gold and silver ounces from the Debtors’ ore, and (iv) continuing low gold prices. Once it became apparent to the Debtors that they would be required to suspend mining operations at the Hycroft Mine, the Debtors began negotiating modifications to the Original Restructuring Support Agreement with the Plan Support Parties, premised on a “suspension” case business plan. Additionally, the Debtors discussed certain modifications to the Original Restructuring Support Agreement and the chapter 11 plan contemplated thereby with the Creditors Committee. These negotiations led to the Debtors’ entry into the Amended and Restated Restructuring Support Agreement on July 23, 2015, which amended and restated the Original Restructuring Support Agreement18 in accordance with the terms thereof. On July 23, 2015, the Debtors filed the Debtors’ Motion for an Order Authorizing the Debtors to (I) Assume the Amended and Restated Restructuring Support Agreement and (II) (A) Enter into the Exit Facility Commitment Letter, (B) Pay Fees and Expenses in Connection Therewith and (C) Provide Related Indemnities [Docket No. 755] (the “RSA Assumption and Exit Financing Motion”), seeking, among other things, approval of (i) the Debtors’ assumption of the Amended and Restated Restructuring Support Agreement to secure, subject to certain limitations, the Plan Support Parties’ support of the Plan, (ii) the payment of certain fees thereunder, and (iii) the Debtors’ entry into the Exit Facility Commitment Letter with the Exit Facility Lenders to secure the funding of the Exit Facility in an amount up to $80.0 million. On August 27, 2015, the Bankruptcy Court entered an order granting the RSA Assumption and Exit Financing Motion [Docket No. 926].

E.	Agreements with Creditors Committee and Equity Committee

On August 19, 2015, the Debtors filed the Notice of Agreements in Principle with Official Committee of Unsecured Creditors and Official Committee of Equity Security Holders [Docket No. 864] to announce that the Debtors and the Requisite Consenting Noteholders had reached agreements in principle with the Creditors Committee and the Equity Committee as to certain modifications to the Plan. As a result of the modifications reflected in the Plan, the Debtors have secured the support of all of the key constituencies in the Chapter 11 Cases for approval of the Plan.

VI.	SUMMARY OF THE PLAN[19]

A.	General Basis for the Plan

The contours of the Plan (as set forth in the Plan and described herein) are designed to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to stakeholders and to enhance the financial viability of the Reorganized Debtors.

[18]	Wells Fargo was a party to the Amended and Restated Restructuring Support Agreement. Since the execution of the Amended and Restated Restructuring Support Agreement, Wells Fargo has sold to Mudrick Distressed Opportunity Fund Global, LP and Blackwell Partners (collectively, “Mudrick”) all of Wells Fargo’s rights and obligations as a lender under the Credit Agreement. Mudrick has executed a Joinder Agreement in its capacity as the Holder of the Claims transferred to it by Wells Fargo and otherwise in accordance with Section 3(c) of the Amended and Restated Restructuring Support Agreement.
[19]	This Section VI is intended only to provide a summary of the key terms, structure, classification, treatment, and implementation of the Plan, and is qualified in its entirety by reference to the entire Plan and exhibits thereto. Although the statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein, this Disclosure Statement does not purport to be a precise or complete statement of all such terms and provisions, and should not be relied on for a comprehensive discussion of the Plan. Instead, reference is made to the Plan and all such documents for the full and complete statement of such terms and provisions. The Plan itself (including attachments) will control the treatment of Claims and Interests under the Plan. To the extent there are any inconsistencies between this Section VI and the Plan (including attachments) the Plan shall govern.

B.	Treatment of Unclassified Claims

1.	Administrative Expense Claims.

In full and final satisfaction, settlement, release and discharge of each Administrative Expense Claim, except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors, agree in writing to less favorable treatment for such Administrative Expense Claim, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each Holder of an Allowed Administrative Expense Claim, as applicable, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, (a) the Effective Date or, if payment is not then due, (b) on the due date of such Administrative Expense Claim. Except as otherwise provided by the Plan, any request for the payment of an Administrative Expense Claim that is not filed and served within thirty (30) days after the Effective Date shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process or act to collect, offset or recover on such Administrative Expense Claim against any of the Debtors or Reorganized Debtors.

The Transaction Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment prior to the Administrative Bar Date, and without any requirement for Bankruptcy Court review; provided, however, that copies of invoices for payment of Transaction Expenses shall be provided contemporaneously to the Debtors or Reorganized Debtors, as applicable, the U.S. Trustee, the Creditors Committee, and the Equity Committee.

2.	Professional Fee Claims.

All Professionals seeking allowance by the Bankruptcy Court of Professional Fee Claims shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date. Allowed Professional Fee Claims shall be paid in full (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Professional Fee Claim is entered by the Bankruptcy Court or (ii) upon such other terms as may be mutually agreed upon between the Holder of such an Allowed Professional Fee Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. All requests for the approval of retention applications and the allowance by the Bankruptcy Court of Professional Fee Claims asserted by the Prior Equity Committee Advisors shall be filed by the date that is thirty (30) days after the Effective Date.

3.	Priority Claims.

In full and final satisfaction, settlement, release and discharge of each Allowed Priority Claim, except to the extent that a Holder of an Allowed Priority Claim agrees to less favorable treatment, each Holder of an Allowed Priority Claim due and payable on or before the Effective Date shall, upon the later of (A) the Effective Date or as soon thereafter as reasonably practicable and (B) the date upon which the Priority Claim comes due, be: (i) paid in full in Cash; (ii) Unimpaired and Reinstated; or (iii) treated on such other terms as may be agreed upon by such Holder and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, or otherwise determined by an order of the Bankruptcy Court.

4.	DIP Facility Claims.

In full and final satisfaction, settlement, release and discharge of each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim, on the Effective Date, shall be paid its Pro Rata share of the DIP Facility Consideration; provided, however, that only the DIP Backstop Lenders shall receive their Pro Rata share (calculated based on the amount of Allowed DIP Facility Claims held by each of the DIP Backstop Lenders relative to each other) of the 3.0% Backstop Put Option Payment. For the avoidance of doubt, the DIP Facility Consideration shall be paid in its entirety from the proceeds of the Exit Facility.

C.	Classification and Treatment of Claims and Interests

1.	Class 1 – Secured ABL Claims

a. Classification. Class 1 consists of all Secured ABL Claims.

b. Allowance. Class 1 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $75,411,229.34 (including $74,950,000.00 in principal and $461,229.34 in accrued and unpaid interest and fees as of the Petition Date), less (i) the Secured ABL $10MM Cash Payment and (ii) the Secured ABL Claims’ Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive, on the Effective Date: its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Article 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date.

d. Impairment and Voting. Class 1 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.	Class 2 – Secured Swap Claims

a. Classification. Class 2 consists of all Secured Swap Claims.

b. Allowance. Class 2 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $86,306,619.00 less the Secured Swap Claims’ Pro Rata share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive, on the Effective Date: its Pro Rata share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Article 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

d. Impairment and Voting. Class 2 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

3.	Class 3 – Other Secured Claims

a. Classification. Class 3 consists of all Other Secured Claims against the Debtors.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 3 Claim, except to the extent a Holder of an Allowed Class 3 Claim agrees to less favorable treatment with the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, each Allowed Class 3 Claim, on the Effective Date shall be (i) paid in full in Cash, (ii) Unimpaired and Reinstated, or (iii) treated on such other terms as the applicable Debtor, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtor, and the Holder thereof may agree.

c. Impairment and Voting. Class 3 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

4.	Class 4 – Unsecured Claims

a. Classification. Class 4 consists of any and all Unsecured Claims.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall receive its Pro Rata share of either (i) 100% of the New Common Stock, subject to dilution on account of: (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants or (ii) the Convenience Claim Distribution.

c. Impairment and Voting. Class 4 Claims are Impaired and are entitled to vote on the Plan.

5.	Class 5 – Intercompany Claims

a. Classification. Class 5 consists of any and all Intercompany Claims.

b. Treatment. Class 5 Claims shall be adjusted, continued, contributed to capital or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

c. Impairment and Voting. Class 5 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

6.	Class 6 – Subordinated Securities Claims

a. Classification. Class 6 consists of any and all Subordinated Securities Claims.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, each Holder of an Allowed Class 6 Claim shall receive its Pro Rata share of the New Warrants.

c. Impairment and Voting. Class 6 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

7.	Class 7 – Intercompany Interests

a. Classification. Class 7 consists of any and all Intercompany Interests.

b. Treatment. Class 7 Interests shall be Reinstated and the legal, equitable and contractual rights to which Holders of such Allowed Interests are entitled shall remain unaltered so as to maintain the organizational structure of the Debtors as such structure existed on the Petition Date.

c. Impairment and Voting. Class 7 Interests are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

8.	Class 8 – Existing Equity Interests

a. Classification. Class 8 Interests consists of any and all Existing Equity Interests in the Debtors.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 8 Interest, each Holder of an Allowed Class 8 Interest shall receive its Pro Rata share of the New Warrants.

c. Impairment and Voting. Class 8 Interests are Impaired and the Holders of Class 8 Interests are entitled to vote on the Plan.

D.	Means for Implementation of the Plan

1.	Restructuring Transactions

a. Transactions.

The Plan contemplates, among other things: (i) the Reorganized Debtors entering into (x) the New First Lien Term Loan Credit Facility, (y) the Exit Facility and (z) the New Warrant Agreement; (ii) the issuance of New Common Stock; (iii) the issuance of the New Warrants; and (iv) the adoption of the New Organizational Documents and (where required by applicable law) the filing of the New Organizational Documents with the applicable authorities of the relevant jurisdictions of organization.

b. Continued Corporate Existence; Vesting of Assets in the Reorganized Debtors.

Subject to Article 4.17 of the Plan, on and after the Effective Date, each of the Reorganized Debtors shall continue to exist as a separate entity in accordance with applicable law in the respective jurisdiction in which it is organized and pursuant to the New Organizational Documents. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates or the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests other than any Claims, Liens, charges or encumbrances arising or created under the New First Lien Term Loan Credit Facility and the Exit Facility. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of Assets and compromise or settle any Claims and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order, provided, however, the Reorganized Debtors will use commercially reasonable efforts to utilize existing vendors after the Effective Date.

2.	Substantive Consolidation for Plan Purposes Only

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Plan. On the Effective Date, for Plan purposes only, the Debtors shall be deemed merged into ANV, and (a) all assets and liabilities of the Debtors shall be deemed merged into ANV, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Entry of the Confirmation Order will constitute the approval, pursuant to Bankruptcy Code section 105(a), effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, Confirmation of, and distributions under the Plan.

Notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only) shall not (other than for purposes related to funding distributions under the Plan) affect (a) the legal and organizational structure of the Debtors or the Reorganized Debtors, (b) pre- and post-Petition Date guaranties, Liens and security interests that were required to be maintained (i) in connection with any executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed by the Debtors or (ii) pursuant to the Plan, (c) distributions out of any insurance policies or proceeds of such policies, and (d) the tax treatment of the Debtors. Furthermore, notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only), shall not affect the statutory obligation of each and every Debtor to pay quarterly fees to the U.S. Trustee pursuant to 28 U.S.C. §1903(a)(6) and Article 10.11 of the Plan.

In the event that the Bankruptcy Court does not order such deemed substantive consolidation of the Debtors, then except as specifically set forth in the Plan (a) nothing in the Plan or the Disclosure Statement may constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor, (b) Claims against multiple Debtors may be treated as separate Claims against each applicable Debtor for all purposes (including, without limitation, distributions and voting) and such Claims may be administered as provided in the Plan, (c) the Debtors may not, nor may they be required to, resolicit votes with respect to the Plan and (d) the Debtors may seek Confirmation of the Plan as if the Plan is a separate Plan for each of the Debtors.

The substantive consolidation effected pursuant to Article 4.2 of the Plan shall not affect, without limitation: (i) the Debtors’ or the Estates’ (x) defenses to any Claim or Cause of Action, including, without limitation, the ability to assert any counterclaim, (y) setoff or recoupment rights, or (z) requirements for any third party to establish mutuality prior to substantive consolidation in order to assert a right of setoff against the Debtors or the Estates; or (ii) distributions to the Debtors and/or the Estates out of any insurance policies or the proceeds of such policies.

3.	New Securities

a. New Common Stock.

On the Effective Date, Reorganized ANV shall issue the New Common Stock to Holders of Unsecured Claims in accordance with Article 2.10 of the Plan, subject to dilution on account of: (i) the conversion of the New Second Lien Convertible Notes and (ii) the exercise of the New Warrants. Distribution of New Common Stock under the Plan shall together constitute the issuance of 100% of the New Common Stock that will be issued and outstanding as of the Effective Date. All shares of New Common Stock issued on the Effective Date shall be deemed to have been duly authorized, validly issued, fully paid and nonassessable, and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

To the extent that Reorganized ANV is required to register the New Common Stock and/or New Warrants under the Securities Exchange Act or if the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall elect, the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to register the New Common Stock and/or the New Warrants under the Securities Exchange Act without the need for any further Bankruptcy Court approval. If the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall elect, the Debtors shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to comply with the requirements of each National Securities Exchange for purposes of listing the shares of New Common Stock and New Warrants on such National Securities Exchange, subject to official notice of issuance.

To the extent that Reorganized ANV is not required and/or does not elect to register the New Common Stock under the Securities Exchange Act and if the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall so elect, the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to deregister the Existing Equity Interests under the Securities Exchange Act without the need for any further Bankruptcy Court approval.

b. New Warrants.

On the Effective Date, in accordance with Articles 2.12 and 2.14 of the Plan, Reorganized ANV shall issue to Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests as of the Distribution Record Date, on a Pro Rata basis, warrants to purchase shares of New Common Stock (the “New Warrants”). The terms, conditions and other provisions of the New Warrants shall be set forth in a new warrant agreement (the “New Warrant Agreement”) that will be entered into by Reorganized ANV on the Effective Date. The New Warrant Agreement shall contain terms materially consistent with the Existing Equity Interests Treatment Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and the Equity Committee. The New Warrants shall have the following provisions, and such other provisions as are set forth in the New Warrant Agreement.

(1) Warrant Shares.

The New Warrants shall be exercisable at any time and from time to time after the Effective Date and prior to the New Warrant Expiration Date. The New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to 17.5% of the sum of the Total Share Number plus the number of shares of New Common Stock issued upon exercise of the New Warrants. The New Warrants must be exercised by payment of the Exercise Price in Cash, except that the New Warrants may be exercised on a cashless basis (i) in connection with (and subject to the consummation of) a Liquidity Event or (ii) if the New Common Stock is listed for trading on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act. Any holder of New Warrants shall, as an express condition to the exercise thereof, execute a counterpart to the Stockholders Agreement (if the Stockholders Agreement is in effect at the time of such exercise). The New Warrants shall be subject to anti-dilution adjustments consistent with the Existing Equity Interests Treatment Term Sheet and set forth in the New Warrant Agreement (such adjustments, the “Anti-Dilution Protections”).

(2) Exercise Price.

Subject to adjustment consistent with the Anti-Dilution Protections, at any time of exercise, the exercise price per share of New Common Stock for the New Warrants (the “Exercise Price”) shall be equal to the quotient obtained by dividing (i) the Adjusted Equity Value by (ii) the Total Share Number.

(3) New Warrant Expiration Date.

The expiration date of the New Warrants shall occur upon the earlier of (i) the date that is seven (7) years after the Effective Date and (ii) the date of consummation of a Liquidity Event (such earlier date, the “New Warrant Expiration Date”). The Reorganized Debtors shall use commercially reasonable efforts to provide to the holders of the New Warrants reasonable prior written notice of any Liquidity Event. The New Warrants shall not receive any payment upon their expiration (i.e., there shall be no Black Scholes protection).

(4) Restrictions on Transfer.

If the Reorganized Debtors are not required to register their securities under the Securities Exchange Act, the New Warrant Agreement and the other documents or certificates evidencing or governing the New Warrants shall include appropriate restrictions such that the sale of the New Warrants would not require the Reorganized Debtors to register any of their securities under the Securities Exchange Act. If the New Common Stock is listed for trading on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act, then Reorganized ANV will use commercially reasonable efforts to list the New Warrants for trading on such national securities exchange (subject to the listing requirements of such national securities exchange).

(5) No Stockholder Rights.

The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of Reorganized ANV, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of Reorganized ANV (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of Reorganized ANV at any meeting thereof, or to receive notice of meetings, or to receive dividends or, except as otherwise provided pursuant to Purchase Rights, subscription rights or otherwise).

(6) Purchase Rights.

If, after the Effective Date, Reorganized ANV issues or sells any equity securities to any Person who was a stockholder of Reorganized ANV on the Effective Date for consideration per share that is greater than the Exercise Price, then each Eligible Holder shall have the right (such right, the “Purchase Right”) to participate in such issuance or sale on a pro rata basis (based on such Eligible Holder’s percentage ownership of shares of New Common Stock assuming full conversion, exercise or exchange of the New Warrants, the New Second Lien Convertible Notes (and all indebtedness, debt securities or equity securities issued pursuant to any initial or successive refinancing of the New Second Lien Convertible Notes), and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale). A holder of New Warrants shall be permitted to transfer such holder’s Purchase Rights to any affiliate or family member of such holder so long as (i) such affiliate or family member is an Accredited Investor, (ii) such transfer does not violate any securities laws, and (iii) such transfer and/or the exercise of the Purchase Right by such transferee does not result in Reorganized ANV having more than 400 holders of any class of equity securities or otherwise result in Reorganized ANV being required to register any class of equity securities under the Securities Exchange Act. Eligible Holders shall not be entitled to Purchase Rights with respect to any of the following exempted issuances: (a) issuances of the New Second Lien Convertible Notes and issuances of equity securities upon conversion of the New Second Lien Convertible Notes, (b) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of any of the Reorganized Debtors, (c) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the New Board, (d) issuances of equity securities by means of a pro rata distribution to all holders of New Common Stock, (e) issuances of equity securities in a public offering, and (f) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances. In the event that the sale of equity securities by Reorganized ANV triggers Purchase Rights, Reorganized ANV shall be permitted to sell all of such equity securities to one or more stockholders of Reorganized ANV without first offering to sell such equity securities to the Eligible Holders pursuant to their respective Purchase Rights so long as, within a reasonable period of time following the sale of such equity securities to such stockholder(s), Reorganized ANV offers to sell to the Eligible Holders their respective pro rata shares (as determined in the first sentence of Article 4.3(b)(6) of the Plan) of such equity securities pursuant to their respective Purchase Rights.

(7) Piggyback Registration Rights.

If any holder of shares of New Common Stock is granted piggy-back registration rights, the holders of New Common Stock issued upon exercise of the New Warrants will also be granted piggyback registration rights on substantially the same terms as such other holder.

(8) New Warrant Representative.

The Equity Committee shall be entitled to appoint a representative for the holders of the New Warrants, which representative shall be acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders (such representative, the “New Warrant Representative”). The New Warrant Representative shall have the right to monitor any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date solely in an observer capacity (it being understood that the New Warrant Representative (i) may monitor, observe, attend, and, if requested by the New Board, participate in any discussions or meetings of the New Board or stockholders relating to, any aspect of such sale process or any terms or conditions of any related sale, but shall have no right to vote on any matter relating to any such sale process or such related sale, and (ii) shall not have any right to monitor, observe, vote on, participate in any discussions or meetings of the New Board or stockholders relating to, or otherwise be involved with, any other transaction, decision or other matter relating to any of the Reorganized Debtors). The New Warrant Representative shall be required to enter into a confidentiality and non-use agreement that is acceptable to the Debtors or Reorganized Debtors, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and,

with respect to any confidentiality and non-use agreement that will be entered into by the New Warrant Representative on the Effective Date, the Equity Committee. The Reorganized Debtors shall pay the New Warrant Representative the New Warrant Representative Compensation.

c. Section 1145 Exemption.

Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of (i) any New Common Stock to the Holders of Unsecured Claims, (ii) any New Warrants to the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests and (iii) any New Common Stock or other Securities upon exercise of the New Warrants by the holders thereof, in each such case, shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution, or sale of securities. In addition, any and all (x) New Common Stock issued to the Holders of Unsecured Claims under the Plan, (y) New Warrants issued to the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests under the Plan and (z) shares of New Common Stock or other Securities issued upon exercise of the New Warrants issued under the Plan, in each such case, will be freely tradable by the recipients thereof, subject to: (A) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (B) applicable regulatory approval, if any; (C) in the case of the New Common Stock, the provisions of the New Organizational Documents (including the Stockholders Agreement); and (D) in the case of the New Warrants, the provisions of the New Warrant Agreement.

d. Section 4(a)(2) Exemption.

Pursuant to Section 4(a)(2) of the Securities Act, the offering, issuance, distribution and sale of New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution or sale of securities. The New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof may not be transferred or resold absent registration or exemption under the Securities Act or any applicable state securities law. All New Second Lien Convertible Notes (and the guarantees thereof) issued on the Effective Date and, upon issuance thereof, all shares of New Common Stock or other Securities to be received upon conversion of any New Second Lien Convertible Notes shall be deemed to have been duly authorized, validly issued, fully paid and nonassessable, and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law. For the avoidance of doubt, the New Second Lien Convertible Notes are being issued pursuant to the Exit Facility, and the Disclosure Statement is not a solicitation or offering with respect to the New Second Lien Convertible Notes.

4.	Plan Funding

a. New First Lien Term Loan Credit Facility.

On the Effective Date, Reorganized ANV will enter into the New First Lien Term Loan Credit Facility in the form of the New First Lien Term Loan Credit Agreement pursuant to which the New First Lien Term Loans will be incurred in an original aggregate principal amount equal to (i) the total amount of (A) the Secured Swap Claims plus (B) the Secured ABL Claims less (ii) the aggregate amount of (A) the Secured ABL/Swap Cash Payments, (B) the Secured ABL $10MM Cash Payment and (C) the Secured ABL/Swap Claims Excess Cash Flow Payment. The payment of the New First Lien Term Loans and other obligations under the New First Lien Term Loan Credit Facility will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV. The New First Lien Term Loan Credit Facility will be secured by liens on substantially all assets of Reorganized ANV and its direct and indirect domestic subsidiaries, subject to exceptions consistent with the Amended and Restated Restructuring Support Agreement and Restructuring Term Sheet.

b. Exit Facility.

On the Effective Date, Reorganized ANV will enter into the Exit Facility in the form of the New Second Lien Convertible Notes Definitive Agreement pursuant to which the New Second Lien Convertible Notes will be issued in an original aggregate principal amount equal to the greater of (a) an amount sufficient for Reorganized ANV to have at least $8.0 million of Cash on the Effective Date after giving pro forma effect to, without duplication, (i) all Cash payments to be made under (A) the Plan or (B) an order of the Bankruptcy Court, in each case whether paid on or in connection with the Effective Date (excluding, for the avoidance of doubt, New First Lien Term Loan Excess Cash Flow Payments), (ii) the payment of all Fees accrued through and including the Effective Date and (iii) the payment of any Compensation Plan Payments and (b) an amount such that the aggregate amount of (i) the Cash proceeds of the DIP Facility received by the Debtors prior to the Effective Date plus (ii) the Cash proceeds of the Exit Facility not used to pay the DIP Facility Consideration equals $65.0 million; provided, however, that in no event shall the Exit Facility Lenders be obligated to fund amounts under clause (a) above which would cause the aggregate principal amount of the New Second Lien Convertible Notes issued pursuant to the Exit Facility on the Effective Date to exceed $80.0 million. The payment of the New Second Lien Convertible Notes will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV. The New Second Lien Convertible Notes, the guarantees by the guarantors in respect thereof and all obligations under the New Second Lien Convertible Notes and such guarantees shall be secured by liens on substantially all assets of the Reorganized Debtors, subject to limited exceptions that are acceptable to the Requisite Exit Facility Lenders and the Debtors or Reorganized Debtors, as applicable.

c. Other Plan Funding.

Other than as set forth in Articles 4.4(a) and (b) of the Plan, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated in the Plan or that occur during the pendency of the Chapter 11 Cases.

5.	Corporate Governance, Managers, Officers and Corporate Action.

a. New Organizational Documents.

On the Effective Date, the New Organizational Documents, including, upon agreement by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, the Stockholders Agreement, substantially in forms to be filed with the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions, such terms and provisions being satisfactory to the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and the Reorganized Debtors. Any shareholder protections in the Stockholders Agreement shall apply equally to all Holders of New Common Stock; provided, however, that (i) any such protections may vary based on levels of ownership of New Common Stock, (ii) protections relating to rights to purchase Securities shall be subject to any such holder being an Accredited Investor and (iii) certain holders of New Common Stock (and not all holders of New Common Stock) may have rights to designate members of the New Board. Any Holder of a Claim that is to be distributed shares of New Common Stock pursuant to the Plan shall be deemed to have duly executed and delivered to Reorganized ANV a counterpart to the Stockholders Agreement, and the Stockholders Agreement shall be deemed to be a valid, binding and enforceable obligation of such Holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such Holder has not actually executed and delivered a counterpart thereof. On the Effective Date, the applicable Reorganized Debtors may enter into and deliver the Registration Rights Agreement, which shall be deemed to be valid, binding, and enforceable in accordance with its terms on those parties set forth in such agreement.

b. New Board.

Subject to any requirement of Bankruptcy Court approval pursuant to Bankruptcy Code section 1129(a)(5), as of the Effective Date, the New Board shall be the persons identified in the Plan Supplement. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the Reorganized Debtors and such other individuals selected by the Requisite Consenting Noteholders with the consent of the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld. Pursuant to Bankruptcy Code section 1129(a)(5), the Debtors shall disclose the identity and affiliations of any person proposed to serve on the New Board after the Confirmation Date and prior to the Effective Date, and to the extent such person is an insider other than by virtue of being a New Board Member, the nature of any compensation for such person.

c. Officers of the Reorganized Debtors.

On and after the Effective Date, the current officers of the Debtors shall continue to serve in their same capacity with the Reorganized Debtors in accordance with the Officers’ Employment Agreements, to be assumed under the Plan to the extent set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases; provided, however, that the assumption of the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer shall be subject to the consent of the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld; provided, further, that no Officers’ Employment Agreement shall be assumed or deemed assumed by any of the Debtors unless the officer party thereto agrees in writing (in the form of an amendment to such Officers’ Employment Agreement) that, from and after the date such Officers’ Employment Agreement is assumed, any provision in such Officers’ Employment Agreement that grants or provides such officer with any right to any Excluded Benefits shall no longer be effective and shall be deleted in its entirety from such Officers’ Employment Agreement and such officer shall no longer be entitled to any benefits, entitlements or rights thereto, such amendment to be in form and substance acceptable to the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders.

6.	Management Incentive Plan/Post-Emergence Key Employee Retention Plan.

Subject only to the occurrence of the Effective Date, the Management Incentive Plan and Post-Emergence Key Employee Retention Program shall be effective without any further action by the Reorganized Debtors. For the avoidance of doubt, the Management Incentive Plan and Post-Emergence Key Employee Retention Program are entirely post-Effective Date compensation plans and any awards thereunder, to the extent earned, shall be paid by the Reorganized Debtors. For the avoidance of doubt, the Bankruptcy Court’s Confirmation of the Plan shall not be deemed to be an approval or authorization of the specific terms of the Management Incentive Plan or the Post-Emergence Key Employee Retention Program.

7.	Cancellation of Notes, Instruments, and Existing Equity Interests.

On the Effective Date, except as otherwise provided for in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, (i) the promissory notes, share certificates (including treasury stock), the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other instruments or agreements evidencing any Claims or Interests (other than Intercompany Interests), (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire Claims or Interests and (iii) all registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights and other investor rights governing or relating to any Interests, in any such case shall be deemed automatically extinguished, cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other instruments evidencing any Claims or Interests (other than Intercompany Interests) shall be automatically discharged. The Holders of or parties to such cancelled notes, share certificates, Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Notes, Indenture, Swaps, Credit Agreement, Existing Equity Interests and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, (a) (i) the Notes and Indenture shall continue in effect solely for the purpose of (x) allowing the Indenture Trustee or its agents to make distributions to Holders of Notes in accordance with the terms of the Plan and the Confirmation Order and to enforce its rights and those of the Holders of Notes under the Plan and the Confirmation Order in the Chapter 11 Cases and any appeals; (y) allowing Holders of Notes to receive distributions under the Plan; and (z) preserving the rights and liens of the Indenture Trustee arising under Sections 6.11 and 7.08 of the Indenture with respect to actions taken to perform its obligations under the Plan and the Confirmation Order, and (ii) the Indenture shall terminate completely upon the completion of all distributions to the Holders of the Notes and the satisfaction in full of any and all obligations to the Indenture Trustee under Section 7.08 of the Indenture and (b) (i) the Credit Agreement shall continue in effect solely for the purpose of (x) allowing the Administrative Agent or its agents to make distributions to Holders of Secured ABL Claims and Secured Swap Claims and (y) allowing Holders of Secured ABL Claims and Secured Swap Claims to receive distributions under the Plan and (ii) the Credit Agreement shall terminate completely upon the completion of all distributions to the Holders of the Secured ABL Claims. At such time as the Indenture Trustee has completed performance of all of its duties set forth in the Plan and the Confirmation Order, if any, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations under the Indenture.

8.	Cancellation of Liens.

On the Effective Date, except as set forth in the Plan, any Lien securing any Claim shall be deemed released, and the Holder of such Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

9.	Corporate Action.

On and after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transaction under and in connection with the Plan, including: (a) the execution, delivery and/or filing, as applicable, of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution, delivery and/or filing, as applicable, of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the execution, delivery and/or filing, as applicable, of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the New Organizational Documents pursuant to applicable state law; (d) the issuance and distribution of the shares of New Common Stock as provided for in the Plan; (e) the adoption of the Management Incentive Plan; (f) the issuance and sale of the New Second Lien Convertible Notes (and the guarantees thereof) as provided for in the Plan and in the New Second Lien Convertible Definitive Agreement, and the issuance and distribution of the shares of New Common Stock or other Securities upon conversion of the New Second Lien Convertible Notes; (g) the issuance and distribution of the New Warrants as provided for in the Plan, and the issuance and sale of the shares of New Common Stock or other Securities upon exercise of the New Warrants; and (h) all other actions that may be required by applicable law, subject, in each case, to the New Organizational Documents. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors. The authorizations and approvals contemplated by Article 4.9 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

10.	New First Lien Term Loan Credit Facility, New Intercreditor Agreement, Exit Facility and New Warrant Agreement.

On the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors, the Reorganized Debtors shall be authorized to enter into, perform their obligations under, and consummate the transactions contemplated by, the New First Lien Term Loan Credit Facility, the New Intercreditor Agreement, the Exit Facility, the New Warrant Agreement and any notes, documents, instruments, certificates or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, perfection or priority of the Liens on any collateral securing the New First Lien Term Loan Credit Facility and/or the Exit Facility.

11.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of managers or directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

12.	Exemption from Certain Transfer Taxes and Recording Fees.

To the fullest extent permitted by Bankruptcy Code section 1146(a), any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (b)

the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

13.	No Further Approvals.

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or, unless otherwise required by the Plan, approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

14.	Dissolution of Committees.

The Creditors Committee and the Equity Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103 and shall perform such other duties as they may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors Committee and the Equity Committee shall be dissolved and the Creditors Committee’s and Equity Committee’s members shall be deemed released of all their duties, responsibilities, and obligations arising from or related to the Chapter 11 Cases, and the retention or employment of the Creditors Committee’s and Equity Committee’s Professionals shall terminate, except with respect to any Professional Fee Claim. After the Effective Date, the Creditors Committee, the Creditors Committee’s Professionals, the Equity Committee and the Equity Committee’s Professionals shall not be entitled to compensation or reimbursement of expenses from the Reorganized Debtors for any services incurred after the Effective Date, except for services rendered or expenses incurred with respect to any Professional Fee Claim.

15.	Creditor Representative.

On or before the filing of the Plan Supplement, the Creditor Representative shall be selected by the Creditors Committee. Prior to the Confirmation Date, the Person designated as Creditor Representative shall file an affidavit demonstrating that such Person is disinterested. If approved by the Bankruptcy Court in the Confirmation Order, the Person so designated shall become the Creditor Representative on the Effective Date. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date and thereafter and to the fullest extent permitted by applicable law, the Creditor Representative and its professionals shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted in connection with, related to, or arising out of the performance of any act, duty, responsibility or omission arising under the Plan; provided, however, that the foregoing shall not affect the liability of the Creditor Representative or its professionals that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

The Creditor Representative shall have the power to take the actions granted in the Plan and any powers reasonably incidental thereto which the Creditor Representative, as an agent of the Reorganized Debtors and in its reasonable discretion, deems necessary or appropriate to fulfill the purpose of Article 4.15 of the Plan, including: (i) filing, prosecuting, settling or otherwise resolving any objection to Convenience Claims or, after consultation with the Reorganized Debtors, any other Unsecured Claims (other than Notes Claims) on behalf of the Reorganized Debtors; (ii) monitoring and consulting with the Reorganized Debtors with respect to any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date; and (iii) retaining and paying professionals as necessary to fulfill the purpose of Article 4.15 of the Plan.

The fees and expenses of the Creditor Representative, including but not limited to the Creditor Representative’s attorneys and financial advisors, shall be satisfied and paid solely from the Creditor Representative Reserve Account.

On the Effective Date, the Creditor Representative Reserve Account will be funded by the Debtors with Cash in the amount of $250,000. The Creditor Representative Reserve Account shall be held in trust solely for the post-Effective Date fees and expenses of the Creditor Representative and its professionals.

Upon the completion of the Creditor Representative’s duties outlined in Article 4.15(b) of the Plan and payment of all fees and expenses of the Creditor Representative and its professionals, all remaining funds in the Creditor Representative Reserve Account shall be released and distributed to Holders of Convenience Claims as of the Distribution Record Date pursuant to Article 2.10 of the Plan.

16.	Pre-Effective Date Injunctions or Stays.

All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

17.	Dissolution of Certain Debtors.

On the Effective Date, each of the Debtors identified in the Plan Supplement to be dissolved shall be deemed dissolved and their obligations under Article 5.9 of the Plan assumed by the Reorganized Debtors. On, or as soon as practicable, after the Effective Date, such Debtors shall, and the officers, directors, members, managers or other similar representatives of such Debtors shall be authorized and directed to: (a) execute, acknowledge and/or file for each such Debtor a certificate of dissolution, articles of dissolution or similar document, together with all other necessary corporate and company documents, to effect the dissolution of such Debtor under the applicable laws of its state of incorporation or formation (as applicable); (b) complete, execute and file all final or otherwise required federal, state and local tax returns for each such Debtor, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (c) take such other actions as the Debtors may determine to be necessary or desirable to carry out this provision, in each case (other than any relief sought under section 505(b) of the Bankruptcy Code) without the need for any further Bankruptcy Court approval. All actions necessary to effectuate such dissolutions shall be deemed authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders, members, board of directors, board of managers or other governing body of each such Debtor. Upon the dissolution of any such Debtor, the Reorganized Debtors shall be entitled to seek to obtain a final decree closing the Chapter 11 Case of such Debtor.

E.	Discharge, Release, Injunction and Related Provisions

1.	Discharge of Claims and Termination of Interests.

As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests. Except as otherwise provided in the Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors and the Reorganized Debtors from all Claims or other debts that arose before the Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), in each case whether or not (w) a Proof of Claim is filed or deemed filed pursuant to Bankruptcy Code section 501, (x) a Claim based on such debt is Allowed pursuant to Bankruptcy Code section 502, (y) the Holder of a Claim based on such debt has accepted the Plan or (z) such Claim is listed in the Schedules; and (ii) cancel, release and extinguish all Interests and other rights of equity security holders in the Debtors other than the Intercompany Interests.

As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and liabilities against the Debtors and cancellation, release and extinguishment of all Interests and other rights of equity security holders in the Debtors, pursuant to Bankruptcy Code sections 524 and 1141, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

2.	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, any rights of Holders of Claims under Bankruptcy Code section 553(a) or other applicable law to assert any counterclaims, cross claims, setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Confirmation Order or the Plan, and subject to applicable law may be asserted and/or exercised after the Effective Date.

3.	Releases.

The releases set forth in the Plan and described herein are the product of a compromise and settlement with various parties in interest in these cases. The Debtors believe that the releases are reasonable, narrowly tailored and necessary for the Debtors to reorganize effectively.

The Debtors believe that the Released Parties have benefitted the Debtors’ estates. The Plan Support Parties have supported the Plan by negotiating a settlement and compromise that forms the basis for the Plan and providing financing that enables the Debtors to exit Chapter 11. The Plan Support Parties, the Debtors and their respective Related Persons have, through their expertise, effort and collaboration, crafted the Plan. The DIP Agent, DIP Lenders and DIP Backstop Lenders have provided postpetition financing to the Debtors. The Exit Facility Lenders (and any agent, trustee or similar representatives of the Exit Facility Lenders under the Exit Facility) are providing the financing necessary to effectuate the Plan.

Debtor Releases.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence.

Released Parties Releases.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Released Parties and any Holders of Claims of or Interests in the Debtors who vote to accept the Plan or who vote to reject the Plan and do not elect to opt-out of the releases are deemed to have released and discharged the other Released Parties, the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any such Released Party or any such Holder of Claims of or Interests in the Debtors would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and (i) any Released Party or (ii) any Holder of Claims of or Interests in the Debtors who votes to accept the Plan or who votes to reject the Plan and does not elect to opt-out of the releases, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence.

4.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Exculpated Parties shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted during the Chapter 11 Cases in or in connection with, related to, or arising out of the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the negotiation, formulation, preparation, administration, consummation and/or implementation of the Plan or any contract, instrument, document, or other agreement entered into in connection with the Plan (including the Restructuring Documents) or any other matter relating to the Debtors or their operations; provided, however, that the foregoing exculpation shall not affect the liability of any Exculpated Party that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

5.	Preservation of Insurance

The Debtors’ discharge, exculpation and release, and the exculpation and release in favor of the Released Parties and Exculpated Parties, as provided in the Plan, shall not diminish or impair any rights that a Holder of Claims or Interests may have against existing insurance maintained by the Debtors for (a) themselves, (b) their current and former directors and officers, or (c) any other Person.

6.	Retention and Enforcement of Causes of Action.

Except as otherwise provided in the Plan, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain the Causes of Action, including, without limitation, the Causes of Action identified in the Plan Supplement (the “Retained Causes of Action”). The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all Causes of Action, including the Retained Causes of Action. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action, including the Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Cause of Action or Retained Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

VII.	PROJECTED FINANCIAL INFORMATION

Attached hereto as Exhibit C are projected consolidated financial statements, which include consolidated, projected, unaudited, financial statement information of the Reorganized Debtors (collectively, the “Financial Projections”) for the period November 1, 2015 through December 31, 2015. The Financial Projections are based on an assumed Effective Date of October 31, 2015. To the extent that the Effective Date occurs after October 31, 2015, recoveries under the Plan by Holders of Allowed Claims could be impacted.

Holders of Claims and Interests and other interested parties should see the below “Risk Factors” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

VIII.	RISK FACTORS

Holders of Claims and Interests entitled to vote on the Plan should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation.

A.	Risks Related to Bankruptcy

1.	Parties in interest may object to the Plan’s classification of Claims and Interests.

Bankruptcy Code section 1122 provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Debtors may fail to satisfy vote requirements.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient accepting votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Allowed Interests as those proposed in the Plan.

3.	The Debtors may not be able to secure Confirmation of the Plan.

Bankruptcy Code section 1129 sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of a Claim or Interest, or a Holder of a Claim or Interest that is deemed to reject the Plan, might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Holders of Allowed Interests would receive with respect to such Claims and Interests.

The Debtors, subject to the terms and conditions of the Plan and the Amended and Restated Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.	The conditions precedent to the Effective Date may not occur.

As more fully set forth in Article VIII of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not occur.

5.	Nonconsensual Confirmation.

In the event that any Impaired Class of Claims or Interests does not vote to accept the Plan, or if an Impaired Class of Claims or Interests is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors’ request if at least one Impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes. The Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b) with respect to any Impaired Class that votes to reject the Plan, if any. Although the Debtors believe that the Plan satisfies the nonconsensual Confirmation requirements of Bankruptcy Code section 1129(b), there can be no assurance that the Bankruptcy Court will reach the same conclusion. In addition, the pursuit of nonconsensual Confirmation or consummation of the Plan may result in, among other things, delay and increased expenses relating to Professional Fee Claims.

6.	The Debtors may not be able to achieve their projected financial results.

The Financial Projections set forth on Exhibit C to this Disclosure Statement represent the Debtors’ best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors exist in particular. The Debtors’ actual financial results may differ significantly from the Financial Projections. If the Debtors do not achieve their projected financial results, the Debtors may lack sufficient liquidity to continue as planned after the Effective Date. Moreover, the financial condition and results of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

7.	Certain tax implications of the Chapter 11 Cases.

Holders of Claims and Interests should carefully review Section XII hereof, “Certain Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and certain Holders of Claims and Interests. The tax consequences of the Plan are very complicated, especially for non-U.S. Holders of Unsecured Claims.

8.	The Debtors’ emergence from chapter 11 is not assured.

While the Debtors expect to emerge from chapter 11, there can be no assurance that the Debtors will successfully reorganize or when this reorganization will occur, irrespective of the Debtors obtaining Confirmation of the Plan.

9.	Confirmation and consummation may be delayed if the Debtors have to resolicit.

If the Debtors resolicit acceptances of the Plan from parties entitled to vote thereon, Confirmation of the Plan could be delayed and possibly jeopardized. Nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time the Debtors could experience significant deterioration in their relationships with trade vendors and major customers. Furthermore, if the Effective Date is significantly delayed, there is a risk that the Amended and Restated Restructuring Support Agreement may expire or be terminated in accordance with its terms.

B.	Risks Related to the Debtors’ or the Reorganized Debtors’ Business

1.	A decline in gold and silver prices could result in decreased revenues, decreased net income, increased losses, and decreased cash flows, and may negatively affect the Debtors’ business.

Gold and silver are commodities. Their prices fluctuate and are affected by many factors beyond the Debtors’ control, including interest rates, expectations regarding inflation, speculation, currency values, central bank activities, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. The prices of gold and silver, as quoted by the London Bullion Market Association on July 22, 2015, were $1,088.60 per ounce for gold and $14.78 per ounce for silver, respectively. The prices of gold and silver may decline in the future. A substantial or extended decline in gold or silver prices would adversely impact the Debtors’ financial position, revenues, net income and cash flows, particularly in light of the Debtors’ current strategy of not engaging in hedging transactions with respect to gold or silver. In addition, sustained lower gold or silver prices may: (i) reduce or eliminate the profit, if any, that the Debtors currently expect from ore stockpiles and ore on leach pads; (ii) halt, delay, modify, or cancel plans for the construction of a mill for the sulfide ores or the development of new and existing projects; (iii) make it more difficult for the Debtors to satisfy and/or service their debt obligations; (iv) reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices; (v) cause the Debtors to recognize an impairment to the carrying values of mineral properties and long-lived assets; and (vi) reduce funds available for potential future exploration with the result that depleted reserves may not be replaced.

2.	The Reorganized Debtors may not be able to recommence their mining and exploration operations.

As described in Section V.C. above, on July 8, 2015, the Debtors commenced the implementation of the Mining Suspension Plan. The Debtors believe that the Mining Suspension Plan will allow the Reorganized Debtors the flexibility to determine post-emergence the best way to maximize value, whether through recommencing operations or through a sale of the Debtors’ assets. There can be no guarantee that the Reorganized Debtors will be able to recommence mining operations or that they will be able to sell their assets.

3.	Because the Debtors do not currently use forward sale or other significant hedging arrangements to protect against gold and silver prices and commodity prices (other than related to a portion of the Debtors’ diesel costs from time to time), the Debtors’ operating results are exposed to the impact of any significant decrease in the price of gold or silver or any significant increase in commodity prices.

The Debtors do not currently enter into forward sales or other significant hedging arrangements to reduce the risk of exposure to volatility in metal and commodity prices. Accordingly, the Debtors’ future operations are exposed to the impact of any significant decrease in gold or silver prices and any significant increase in commodity prices. If such prices change significantly, the Debtors will realize reduced revenues and increased costs. The Debtors are restricted from entering into forward sales or other significant hedging arrangements at a future date pursuant to the terms of the DIP Credit Agreement. The terms of the New First Lien Term Loan Credit Agreement and the New Second Lien Convertible Notes Definitive Agreement may also preclude the Debtors from entering into such arrangements.

4.	Cost estimates and timing of the Hycroft Mine expansion project and new projects is uncertain, which may adversely affect expected production and profitability.

The capital expenditures and time required to further develop and explore the Hycroft Mine are considerable and changes in costs, construction schedules or both, can adversely affect project economics and expected production and profitability. There are a number of factors that can affect costs and construction schedules, including, among others: (i) changes in input commodity prices and labor costs; (ii) availability and terms of financing; (iii) availability of labor, energy, transportation, equipment, and infrastructure; (iv) fluctuations in currency exchange rates; (v) changes in anticipated tonnage, grade and metallurgical characteristics of the ore to be mined and processed; (vi) recovery rates of gold and other metals from the ore; (vii) difficulty of estimating construction costs over a period of years; (viii) delays in completing any environmental review or in obtaining environmental or other government permits; (ix) weather and severe climate impacts; and (x) potential delays related to social and community issues.

The Debtors currently recover gold and silver from oxide and transitional ores at the Hycroft Mine. The Debtors recently completed an updated Hycroft mill feasibility study, which relates to the economic potential of recovering metals from the sulfide mineralization at the Hycroft property. The Debtors have not yet secured the financing required to begin construction of the mill expansion, but they continue to explore potential available financing options.

5.	The Debtors’ results of operations, liquidity, and financial position may be negatively impacted if actual recoveries of gold and silver from the Hycroft Mine are lower than initial estimations.

The Hycroft Mine utilizes a heap leach process to extract gold and silver from ore. The heap leach process extracts gold and silver by placing ore on an impermeable pad and applying a dilute cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes. The Debtors use several integrated steps in the process of extracting gold and silver to estimate the metal content of ore placed on the leach pad. Although the Debtors refine their estimates as appropriate at each step in the process, the final amounts are not determined until a third-party smelter refines the doré and/or metal-laden carbon and determines the final ounces of gold and silver available for sale. The Debtors then review this end result and reconcile it to the estimates developed and used throughout the production process. Based on this review, the Debtors adjust their estimation procedures when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant and could have a material adverse impact on the Debtors’ financial condition and results of operations.

Each of these factors not only applies to current and future gold recovery operations at the Hycroft Mine, but also would apply to any future development of other properties acquired in the future. In the case of mines that the Debtors may acquire and develop in the future, the Debtors will not have the benefit of actual experience in their estimates with respect to those mines, and there is a greater likelihood that actual results will vary from the estimates.

6.	The Debtors may not achieve their production and/or sales estimates and the Debtors’ costs may be higher than their estimates, thereby reducing cash flows and negatively impacting the results of operations.

The Debtors prepare estimates of future production, sales, and costs for their operations. The Debtors develop their estimates based on, among other things, mining experience, reserve and other mineralized material estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of processing. All of the Debtors’ estimates are subject to numerous uncertainties, many of which are beyond their control. Actual production and/or sales may be lower than the

Debtors’ estimates and actual costs may be higher than estimates, which could negatively impact cash flows and results of operations. While the Debtors believe that their estimates are reasonable at the time they are made, actual results will vary and such variations may be material. These estimates are necessarily speculative in nature, and it may be the case that one or more of the assumptions underlying such projections and estimates may not materialize.

7.	The Debtors’ gold and silver production may decline, reducing the Debtors’ revenues and negatively impacting their business.

The Debtors’ future gold and silver production may decline as a result of an exhaustion of reserves, the inability to process existing sulfide ores, possible closure of mines and continued suspension of mining operations. From time to time, it has been the Debtors’ business strategy to conduct gold and silver exploratory activities at the Hycroft Mine; however, if the Debtors cannot expand and/or replace oxide ore reserves or complete expansion projects that would allow the Debtors to process sulfide reserves, revenues from the sale of gold and silver may decline, negatively affecting their results of operations or the duration in which the Debtors are able to operate. The Debtors can provide no assurance that their future gold and silver production will not decline.

8.	A shortage of equipment and supplies and/or the time it takes such items to arrive at the Hycroft Mine could adversely affect the Debtors’ ability to operate their business.

The Debtors are dependent on various supplies and equipment to carry out their producing, mining, exploration and development operations (to the extent the Debtors or the Reorganized Debtors decide to recommence mining, and exploration operations). The shortage of such supplies, equipment and parts and/or the time it takes such items to arrive at the Hycroft Mine could have a material adverse effect on the Debtors’ ability to continue their Ongoing Operations, recommence mining, exploration and development operations, and complete expansion projects and therefore limit production or increase the cost of production. Such shortages could also result in increased construction costs and cause delays in expansion projects.

9.	Changes in the cost or supply of energy or commodities used in operations may adversely affect the profitability of the Debtors’ operations and financial condition.

The Debtors’ mining and production operations and exploration activities (with respect to the Debtors’ mining operations and exploration activities, to the extent they are recommenced), are intensive users of energy. The Debtors’ principal energy sources are electricity and diesel fuel. The Debtors rely upon third parties for their supply of energy resources consumed in mining activities. Energy prices can be affected by numerous factors beyond the Debtors’ control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially and adversely affect the results of operations and financial condition.

Disruptions in the supply of the Debtors’ energy resources could temporarily impair their ability to produce gold and silver or delay any expansion projects or plans. The Hycroft Mine is in a remote location requiring the building of power lines and long distance transmission of power. A disruption in the transmission of energy, inadequate energy transmission infrastructure or the termination of any of the Debtors’ energy supply contracts could interrupt their supply and adversely affect the Debtors’ operations or expansion projects.

The Debtors’ production costs are also affected by the prices of commodities that they consume or use in their operations, such as diesel fuel, lime, sodium cyanide and explosives. The prices of such commodities are influenced by supply and demand trends affecting the mining industry in general and other factors outside the Debtors’ control. Increases in the price for materials consumed in their mining and production activities could materially and adversely affect the Debtors’ results and financial condition.

10.	The Debtors face intense competition in the mining industry.

The mining industry is intensely competitive. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Debtors have available, the Debtors may be unable to acquire additional attractive mining claims or financing on terms they consider acceptable, which may adversely impact the Debtors’ growth and development. This, in turn, may adversely affect the Debtors’ financial condition and results. The Debtors also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Debtors are unable to successfully attract and retain qualified employees, their exploration and development programs, to the extent recommenced, may again be slowed down or suspended.

11.	The Debtors’ reliance on third party contractors and consultants to conduct a significant portion of the Debtors’ operations and construction projects exposes the Debtors to risks.

The Debtors contract and engage third party contractors and consultants for a portion of their operations and for construction projects, including the crushing facility and the mill expansion project. As a result, the Debtors’ operations and construction projects are subject to a number of risks, some of which are outside the Debtors’ control, including: (i) negotiating agreements with contractors and consultants on acceptable terms; (ii) the inability to replace a contractor or consultant and their operating equipment in the event that either party terminates the agreement; (iii) reduced control over those aspects of operations which are the responsibility of the contractor or consultant; (iv) failure of a contractor or consultant to perform under their agreement or disputes relative to their performance; (v) interruption of operations or increased costs in the event that a contractor or consultant ceases their business due to insolvency or other unforeseen events; (vi) failure of a contractor or consultant to comply with applicable legal and regulatory requirements, to the extent they are responsible for such compliance; and (vii) problems of a contractor or consultant with managing their workforce, labor unrest or other employment issues.

In addition, the Debtors may incur liability to third parties as a result of the actions of their contractors or consultants. The occurrence of one or more of these risks could decrease the Debtors’ gold and silver production, increase the Debtors’ costs, delay expansion projects, and adversely affect their results and financial position.

12.	The Debtors cannot be certain that their development and potential future exploration activities will be commercially successful.

Substantial expenditures are required to further explore the Hycroft Mine, to establish reserves and other mineralized material through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties or the expansion of their existing projects, to develop the mining and processing facilities and infrastructure at any site chosen for mining. The Debtors cannot provide assurance that any reserves or other mineralized material discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. A number of factors, including costs, actual mineralization, consistency and reliability of ore grades and commodity prices, affect successful project development. The efficient operation of processing facilities, the existence of competent operational management, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development. There can be no assurance that the Debtors’ development and future exploration programs, including the advancement of the Hycroft Mine oxide operation (to the extent mining is recommenced, if at all) and the updated Hycroft milling feasibility study for the mill expansion project, will result in economically viable mining operations or yield new mineral reserves or other mineralized material.

13.	The Debtors’ ability to find and acquire new mineral properties and prospects for the future growth of the Debtors’ business are uncertain.

Because mines have limited lives based on proven and probable ore reserves, the Debtors are continually seeking to replace and expand their ore reserves. Identifying promising mining properties is difficult and speculative. The Debtors encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold and silver. Many of these companies have greater financial resources than the Debtors.

Consequently, the Debtors may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms that they consider acceptable. As a result, the Debtors’ revenues from the future sale of gold and silver may decline, resulting in lower income and reduced growth.

14.	Mining development, exploration, and processing operations pose risks and costs that may negatively impact the Debtors’ business.

Mining development, exploration, and processing operations involve many hazards and uncertainties, including, among others: (i) unusual and unexpected rock formations or water conditions; (ii) seismic activity; (iii) metallurgical or other processing problems; (iv) ground or slope failures; (v) industrial accidents; (vi) environmental contamination or leakage; (vii) fires; (viii) flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature; (ix) organized labor disputes or work slow-downs; (x) mechanical equipment failure and facility performance problems; and (xi) the availability of critical materials, equipment and skilled labor.

These occurrences could result in damage to, or destruction of, the Debtors’ properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, increased production costs, asset write downs, monetary losses and legal liability, any of which could have an adverse effect on the Debtors’ results and financial condition and adversely affect their projected development and production estimates.

15.	The Debtors may be adversely affected by challenges relating to slope stability.

The Debtors’ open pit mines get deeper as and to the extent they mine them, presenting certain geotechnical challenges including the possibility of slope failure. If the Debtors are required to decrease pit slope angles or provide additional road access to prevent such a failure, their stated reserves could be negatively affected. Further, hydrological conditions relating to pit slopes, renewal of material displaced by slope failures and increased stripping requirements could also negatively affect their stated reserves. The Debtors have taken actions in order to maintain slope stability, but cannot provide any assurances that they will not have to take additional action in the future or that their actions taken to date will be sufficient. Unexpected failure or additional requirements to prevent slope failure may negatively affect the Debtors’ results and financial condition, as well as have the effect of diminishing their stated ore reserves.

16.	The Debtors’ insurance may not cover all of the risks associated with the Debtors’ business.

The mining business is subject to risks and hazards, including construction risks, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, slide-ins, flooding, earthquakes, and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many of these risks is not generally available to the Debtors and if it is, the Debtors may elect not to obtain such insurance because of the high premium costs or commercial impracticality. The Debtors do not currently carry business interruption insurance and have no plans to obtain such insurance in the future. Any liabilities that the Debtors incur for these risks and hazards could be significant and could adversely affect the Debtors’ results, cash flows and financial condition.

17.	The Debtors’ operations are subject to numerous governmental permits that are difficult to obtain and the Debtors may not be able to obtain or renew all of the permits they require, or such permits may not be timely obtained or renewed.

In the ordinary course of business the Debtors are required to obtain and renew governmental permits for the Debtors’ operations, including in connection with the Debtors’ mining and exploration plans at the Hycroft Mine. The Debtors also need additional governmental permits in order to complete their expansion of the Hycroft Mine operations, including without limitation, permits to construct the tailings impoundment and allow mining below the water table. Obtaining or renewing the necessary governmental permits is a complex, costly and time-consuming process. The duration and success of the Debtors’ efforts to obtain and renew permits are contingent upon many variables not within the

Debtors’ control, including the interpretation of applicable requirements implemented by the permitting authority and intervention by third parties in any required environmental review. The Debtors may not be able to obtain or renew permits that are necessary to their operations on a timely basis or at all, and the cost to obtain or renew permits may exceed the Debtors’ estimates. Failure to comply with the terms of the Debtors’ permits may result in injunctions, fines, suspension or revocation of permits and other penalties. The Debtors can provide no assurance that they have been, or will at all times be, in full compliance with all of the terms of their permits or that they have all required permits.

18.	Compliance with current and future government regulations may cause the Debtors to incur significant costs.

The Debtors’ operations are subject to extensive federal and state legislation governing matters such as mine safety, occupational health, labor standards, prospecting, exploration, production, exports, toxic and hazardous substances, explosives, management of natural resources, price controls, land use, water use, air emissions, waste disposal, environmental review and taxes. Compliance with this and other legislation could require the Debtors to make significant financial outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on the Debtors’ financial position, results of operations, and liquidity. The Debtors cannot make assurances that they will be able to adapt to these regulatory developments on a timely or cost-effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shut-downs of the Hycroft Mine or future operations, as applicable.

19.	Any defects in title could cause the Debtors to lose their rights in mineral properties and jeopardize their business operations.

The Debtors’ mineral properties consist of private mineral rights, leases covering private lands, leases of patented mining claims and unpatented mining claims. Many of the Debtors’ mining properties in the U.S. are unpatented mining claims located on lands administered by the Bureau of Land Management (the “BLM”), Nevada State Office to which the Debtors have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. The Debtors believe that a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, and this uncertainty is inherent in the mining industry.

The present status of the Debtors’ unpatented mining claims located on public lands allows the Debtors the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Debtors also are generally allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. government. The Debtors remain at risk that the mining claims may be forfeited either to the U.S. government or to rival private claimants due to failure to comply with statutory requirements. If the Debtors do not obtain fee title to their unpatented mining claims, the Debtors can provide no assurance that they will be able to obtain compensation in connection with the forfeiture of such claims.

Finally, there may be challenges to title to the mineral properties in which the Debtors hold a material interest. If there are title defects with respect to any properties, the Debtors might be required to compensate other persons or perhaps reduce their interest in the affected property. Also, in any such case, the investigation and resolution of title issues could divert the Debtors’ management’s time from any ongoing production, exploration and development programs.

20.	Proposed legislation, if enacted, could significantly affect the cost of the Debtors’ operations on their unpatented mining claims or the amount of Net Proceeds of Mineral Tax the Debtors pay to the State of Nevada.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Debtors’ ability to develop mineralized material on unpatented mining claims. A majority of the Debtors’ mining claims are on unpatented claims. Although the Debtors cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of their unpatented mining claims and the economics of their existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect the Debtors’ financial performance.

The Debtors pay Net Proceeds of Mineral Tax (“NPT”) to the state of Nevada on up to 5% of net proceeds generated from the Hycroft Mine. Net proceeds are calculated as the excess of gross yield over direct costs. Gross yield is determined as the value received when minerals are sold, exchanged for anything of value or removed from the state. Direct costs generally include the costs to develop, extract, produce, transport and refine minerals. From time to time Nevada legislators introduce bills which aim to increase the amount of NPT mining companies operating in the state pay. If legislation is passed that increases the NPT that the Debtors must pay to the state of Nevada, the Debtors’ business, results of operations, and cash flows could be negatively impacted.

C.	Risks Related to Environmental Issues

1.	Environmental regulations could require the Debtors to make significant expenditures or expose the Debtors to potential liability.

To the extent that the Debtors become subject to environmental liabilities, the payment of such liabilities or the costs that the Debtors may incur, including costs to investigate and/or remediate environmental pollution, would reduce funds otherwise available to the Debtors and could have a material adverse effect on their financial condition, results of operations, and liquidity. If the Debtors are unable to fully remediate an environmental violation or release of hazardous substances, they may be required to suspend operations or enter into interim compliance measures pending completion of the required remedial or corrective action. The environmental standards that may ultimately be imposed at a mine site can vary and may impact the cost of remediation. Actual remedial costs may exceed the financial accruals that have been made for such remediation. The potential exposure may be significant and could have a material adverse effect on the Debtors’ financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property or natural resources and injury to persons resulting from the environmental, health and safety impacts of the Debtors’ past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties, injunctive relief and other civil and criminal sanctions. Substantial costs and liabilities, including those required to restore the environment after the closure of mines, are inherent in the Debtors’ operations. Although the Debtors believe that they are in substantial compliance with applicable laws and regulations, they cannot provide any assurance that any such law, regulation, enforcement or private claim will not have a negative effect on the Debtors’ business, financial condition or results of operations.

2.	The Debtors’ exploration activities (to the extent recommenced) and development operations are subject to extensive environmental regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Debtors’ operations are subject to extensive federal and state environmental regulation. These environmental regulations require the Debtors to obtain various operating permits, approvals and licenses and also impose standards and controls relating to exploration, development and production activities. For instance, the Debtors are required to hold a Nevada Reclamation Permit with respect to the Hycroft Mine. This permit mandates concurrent and post-mining reclamation of mines and requires the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. The Debtors have set up a provision for their reclamation bond at the Hycroft Mine. Compliance with this and other federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for investigation or cleanup of hazardous substances, payment of penalties for non-compliance or discharge of pollutants, and post-mining closure, reclamation and bonding, all of which could have an adverse impact on the Debtors’ financial performance and results of operations.

The Debtors are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. The Debtors’ principal reclamation liability is at the Hycroft Mine and is fully secured by surface management surety bonds that meet the financial bonding requirements of the BLM. The Debtors’ most recent reclamation cost estimate was approved by the BLM in their January 2014 decision letter and totals $58.3 million. At December 31, 2014, the Debtors’ surface management surety bonds totaled $59.9 million, which were partially collateralized by restricted cash of $38.1 million. If the Debtors were to carry out unanticipated reclamation work in the future, their financial position could be adversely affected or their posted bonds may be insufficient.

In connection with the issuance of the surety bonds, the Debtors entered into indemnity agreements with their commercial surety companies that obligate the Debtors to indemnify the sureties in the event that the Debtors fail to comply with applicable regulations and the surety bonds are forfeited to the governmental agencies. Therefore, default by the Debtors or the Reorganized Debtors may result in additional claims for indemnity by any surety that had issued surety bonds related to the operations.

One of the sureties, Westchester Fire Insurance Company (“Westchester”), has asserted that the existing surety bonds may not be assumed by the Debtors for use by the Reorganized Debtors. Westchester has asserted that under certain facts and circumstances the state and federal regulatory authorities may require the transfer of the Hycroft mining permit and a replacement of the existing surety bonds with new surety bonds or other adequate financial assurance. Westchester has also asserted that the Bankruptcy Code prevents the assumption of the existing surety bonds for use by the Reorganized Debtors unless an agreement is reached with the surety for consent for such an assumption. The Debtors dispute Westchester’s assertions. The ability of the Reorganized Debtors to replace the approximate $59.9 million in surety bonds in the event that Westchester prevails with respect to its assertions may affect the Debtors’ ability to complete the reorganization.

3.	Changes in environmental regulations could adversely affect the Debtors’ cost of operations or result in operational delays.

The regulatory environment in which the Debtors operate is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. New environmental laws and regulations or changes in existing environmental laws and regulations could have a negative effect on exploration activities, operations, production levels and methods of production. The Debtors can provide no assurance that future changes in environmental laws and regulations will not adversely affect their current operations or future projects. Any changes to these laws and regulations could have an adverse impact on the Debtors’ financial performance and results by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

4.	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Debtors’ business, and climate change could have an adverse impact on the Debtors’ cost of operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Debtors’ business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Debtors, their venture partners and their suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Debtors’ ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Debtors cannot predict how legislation and regulation will affect their financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Debtors or other companies in the mining industry could harm the Debtors’ reputation.

D.	Risks Related to the Debtors’ Indebtedness and Plan Securities

1.	The outstanding indebtedness may adversely affect the Reorganized Debtors’ financial health and operating flexibility.

The terms of the New First Lien Term Loans and the New Second Lien Convertible Notes may require the Reorganized Debtors to take, or refrain from taking, certain actions in order to satisfy certain customary affirmative and negative covenants and to meet certain financial ratios and tests, including ratios and tests based on leverage, interest coverage, and net worth. For example, these covenants and other restrictions may limit the ability of the Reorganized Debtors to, among other things, incur indebtedness, create liens on assets, sell assets, manage cash flows, transfer assets to other subsidiaries, make capital expenditures, engage in mergers and acquisitions, enter into risk management contracts, and make distributions to equity holders. These covenants and other restrictions may adversely affect the financial health and operating flexibility of the Reorganized Debtors by, among other things: (a) limiting the Reorganized Debtors’ ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of business strategies, and development or other purposes; (b) limiting the Reorganized Debtors’ ability to use operating cash flows in other areas of the business or to pay dividends; (c) increasing the vulnerability of the Reorganized Debtors to general adverse economic and industry conditions, including increases in interest rates; (d) limiting the Reorganized Debtors’ ability to capitalize on business opportunities, reinvest in or develop the Reorganized Debtors’ assets, and react to competitive pressures and adverse changes in government regulations; (e) limiting the Reorganized Debtors’ ability, or increasing the costs, to restructure funded indebtedness; (f) limiting the Reorganized Debtors’ ability to enter into marketing transactions by reducing the number of potential counterparties to such transactions as well as the volume of those transactions; and (g) giving secured lenders the ability to foreclose on assets.

2.	Continuing leverage and ability to service their debts.

The Debtors believe that, following consummation of the Plan, the Reorganized Debtors will be able to meet their anticipated future operating expenses, capital expenditures, and debt service obligations. However, the Reorganized Debtors’ ability to meet their debt service obligations and to carry out capital spending that is important to their growth and productivity will depend on a number of factors, including future performance, cash flows, and their ability to achieve their business plan. These factors will be affected by general economic, financial, competitive, regulatory, business, and other factors that are beyond the Reorganized Debtors’ control. Accordingly, the Reorganized Debtors cannot provide assurances that they will be able to meet their debt service obligations. In the event the Reorganized Debtors are unable to meet their debt service obligations, the lenders or other holders of indebtedness could declare a default. In the event of such a default: (a) the lenders or other holders of indebtedness could require the Reorganized Debtors to restructure their debt, post additional collateral, enhance their equity and liquidity, increase their interest payments or pay down their indebtedness; (b) the lenders or other holders of indebtedness could elect to declare all the funds borrowed thereunder to be due and payable and, if not paid on demand, institute foreclosure proceedings against the Reorganized Debtors’ assets securing such indebtedness; or (c) even if those lenders or other holders do not declare a default, they may be able to cause all of the Reorganized Debtors’ available Cash to be used to repay the indebtedness owed to them or restrict the Reorganized Debtors’ access to their Cash.

3.	The value of the New Common Stock may be volatile and adversely affected by a number of factors.

The value of the New Common Stock may be volatile and adversely affected by a number of factors, including many of the risks described in this Disclosure Statement, as well as the Reorganized Debtors’ actual results and prospects. If, for example, the Reorganized Debtors fail to comply with the covenants in the agreements governing the New First Lien Term Loans, or the New Second Lien Convertible Notes, resulting in an event of default thereunder, certain of the Reorganized Debtors’ outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New Common Stock.

4.	The New Common Stock in Reorganized ANV will be subordinated to the indebtedness under the New First Lien Term Loans and the New Second Lien Convertible Notes.

The Debtors’ obligations under the New First Lien Term Loans and the New Second Lien Convertible Notes and other non-equity claims will rank senior to the New Common Stock in Reorganized ANV as to rights upon any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding. In the event of any distribution or payment of the Reorganized Debtors’ assets under any of the foregoing circumstances, the Reorganized Debtors’ creditors will have a superior claim and interest, as applicable, to the equity in Reorganized ANV. If any of the foregoing events occur, there can be no assurance that there will be sufficient assets to warrant any distribution to holders of equity in Reorganized ANV.

5.	The New Common Stock may not have an established trading market.

The New Common Stock may not be listed on a national securities exchange and the Reorganized Debtors may not file any reports with the SEC. Accordingly, there may be no public market for the New Common Stock and there can be no guarantee that liquid trading markets for the New Common Stock will develop. In the event a liquid trading market for the New Common Stock does not develop, the ability to transfer or sell New Common Stock may be substantially limited.

6.	Certain Holders of Plan Securities may be restricted in their ability to transfer or sell their securities.

To the extent that the offer and sale of the New Common Stock, New Warrants or any other securities issued under the Plan is covered by Bankruptcy Code section 1145(a)(1), they may be resold by the holders thereof without registration under the Securities Act, provided that the holder is not an “underwriter” as defined in Bankruptcy Code section 1145(b) with respect to such securities. Resales by Persons who receive New Common Stock or New Warrants pursuant to the Plan that are deemed to be “underwriters” as defined in Bankruptcy Code section 1145(b) would not be exempted from registration under the Securities Act by Bankruptcy Code section 1145. Such Persons only would be permitted to resell such New Common Stock or New Warrants without registration if they are able to comply with an applicable exemption from registration, which would be the case in connection with a resale transaction satisfying the conditions to Rule 144 under the Securities Act.

To the extent that the offer, issuance, distribution and sale of the New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof are covered by Section 4(a)(2) of the Securities Act, the New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof are “restricted securities” within the meaning of Rule 144 under the Securities Act and subject to the transfer restrictions applicable thereto. For the avoidance of doubt, the New Second Lien Convertible Notes are being issued pursuant to the Exit Facility and the Disclosure Statement is not a solicitation or offering with respect to the New Second Lien Convertible Notes.

The New Common Stock or the New Warrants may not be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Common Stock or New Warrants to freely resell such Plan Securities.

E.	Risks Associated with Financial Information and Projections

1.	Inherent uncertainty of Debtors’ Financial Projections.

The Financial Projections, attached hereto as Exhibit C, were prepared by the Debtors to demonstrate to the Bankruptcy Court the feasibility of the Plan and their ability to continue the Ongoing Operations upon emergence from chapter 11. This information was prepared for the limited purpose of furnishing recipients of this Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan, and was not prepared for the purpose of providing the basis for an investment decision relating to the issuance of the New Common Stock. This information was not audited or reviewed by the Debtors’ independent public accountants. The Debtors do not intend to update or otherwise revise the Financial Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Financial Projections to reflect changes in general economic or industry conditions.

At the time they were prepared, the Financial Projections reflected numerous assumptions concerning the Debtors’ anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond their control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the Financial Projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the Financial Projections. As a result, such projections are only an estimate and should not be relied upon as necessarily indicative of future, actual recoveries.

The business plan was developed by the Debtors with the help of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions management makes after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ business plan would necessarily cause a deviation from the Financial Projections, and could result in materially different outcomes from those projected.

2.	The financial information contained in this Disclosure Statement has not been audited

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to represent or warrant that the financial information contained in this Disclosure Statement and attached hereto is without inaccuracies.

IX.	SOLICITATION AND VOTING PROCEDURES

On April 24, 2015 the Debtors filed the Debtors’ Motion for an Order (I) Approving Proposed Disclosure Statement and the Form and Manner of the Notice of the Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling a Confirmation Hearing, and (IV) Establishing Notice and Objection Procedures for Confirmation of Debtors’ Plan of Reorganization [Docket No. 253] (the “Disclosure Statement Motion”). Revised draft Ballots and the proposed order of the Bankruptcy Court approving the form of the Ballots and the Solicitation of the Plan, which had been amended to reflect the terms of the Amended and Restated Restructuring Support Agreement, were filed by the Debtors on July 23, 2015. Further revised draft Ballots and a further revised proposed order of the Bankruptcy Court approving the form of the Ballots and the Solicitation of the Plan, which had been amended to reflect the agreement between the Debtors, the Requisite Consenting Noteholders, the Creditors Committee and the Equity Committee, were filed by the Debtors on August 26, 2015. On August 28, 2015, the Bankruptcy Court entered an order granting the Disclosure Statement Motion [Docket No. 940] (the “Disclosure Statement Order”).

The Disclosure Statement Order will be accompanied by an applicable Ballot to be used for voting on the Plan, and will be distributed to the Holders of Claims in Class 1, Class 2, Class 4, and Class 6, and to the Holders of Interests in Class 8, as applicable, as of the Voting Record Date (as defined in the Disclosure Statement Order). For the avoidance of doubt, the Disclosure Statement Order and applicable ballots will be sent to Holders of Interests in Class 8 on The Depository Trust Company’s records as of the Voting Record Date. The procedures and instructions for voting and related deadlines will be attached to the applicable Ballot. Any party who desires additional copies of these documents may request them from the Balloting Agent by writing to 830 Third Avenue, 9th Floor, New York, NY 10022, calling (855) 936-2883 or emailing angballots@PrimeClerk.com.

X. CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to Bankruptcy Code section 1129 are: (i) the Plan is in the “best interests” of Holders of Claims and Interests; (ii) the Plan is feasible; and (iii) the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class or if an Impaired Class is deemed to reject, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the Class.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of Bankruptcy Code section 1129. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11; (ii) the Debtors have complied or will have complied with all of the necessary requirements of chapter 11; and (iii) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, Bankruptcy Code section 1129(a)(7) requires that a bankruptcy court find as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired20 class of claims or interests, that each holder of an impaired claim or interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that the holder would receive or retain if the debtors liquidated under chapter 7.

The Debtors believe that the Plan meets the “best interests of creditors” test of Bankruptcy Code section 1129(a)(7). Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ financial and legal advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ business under chapter 7 of the Bankruptcy Code would result in significantly reduced recoveries for Holders of Impaired Claims or Interests as compared to distributions contemplated under the Plan.

C.	Feasibility

Bankruptcy Code section 1129(a)(11) requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections attached hereto as Exhibit C and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following these Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not impaired under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.

Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject a plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and more than one-half in number actually voting cast their Ballots in favor of acceptance, subject to Article III of the Plan.

[20]	A class of claims or interests is “impaired” within the meaning of Bankruptcy Code section 1124 unless the plan (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest or (ii) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Bankruptcy Code section 1126(d) defines acceptance of a plan by a class of impaired interests as acceptance by holders of at least two-thirds in dollar amount of those interests who actually vote to accept or to reject a plan. Votes that have been “designated” under Bankruptcy Code section 1126(e) are not included in the calculation of acceptance by a class of interests. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount actually voting cast their Ballots in favor of acceptance, not counting designated votes, subject to Article III of the Plan.

E.	Confirmation without Acceptance by All Impaired Classes

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan even if impaired classes entitled to vote on the plan have not accepted it or if an impaired class is deemed to reject the plan; provided, however, the plan is accepted by at least one impaired class of claims (without regard to the votes of insiders).Pursuant to Bankruptcy Code section 1129(b), notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

1.	No Unfair Discrimination

The test for unfair discrimination applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests satisfy the foregoing requirements for non-consensual Confirmation.

2.	Fair and Equitable Test

The fair and equitable test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to each non-accepting class, the test sets different standards depending on the type of claims or interests in such class. As set forth below, the Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan. There is no Class receiving more than a 100 percent recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100 percent recovery.

Secured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims may be satisfied, among other things, if a debtor demonstrates that: (i) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

Unsecured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest.

Interests

The condition that a plan be “fair and equitable” to a non-accepting class of interests includes the requirements that either: (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (ii) if the class does not receive the amount as required under (i) no class of interests junior to the non-accepting class may receive a distribution under the plan.

3.	Failure to Vote on the Plan

If no Holders of Claims or Interests in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class. See In re Tribune Co., 464 B.R. 126, 183 (Bankr. D. Del. 2011); In re Ruti-Sweetwater, Inc., 836 F.2d 1263, 1266 (10th Cir. 1988); In re Adelphia Commc’ns Corp., 368 B.R. 140, 261-62 (Bankr. S.D.N.Y. 2007); cf. In re Szostek, 886 F.2d 1405, 1413 (3d Cir. 1989).

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying their obligations under Bankruptcy Code section 1129, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Reorganized Debtors. Based on the projections and solely for the purposes of the Plan, Moelis & Company LLC, the Debtors’ financial advisor, has undertaken a valuation analysis (the “Valuation Analysis”) to estimate the value available for distribution to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan. The Valuation Analysis is set forth in Exhibit E attached hereto and is incorporated herein by reference.

XI.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

A.	Plan Securities

On the Effective Date, Reorganized ANV shall issue on a Pro Rata basis, (i) 100% of the shares of the New Common Stock to Holders of Class 4 Allowed Unsecured Claims, subject to dilution on account of (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants, in accordance with Article 2.10 of the Plan, and (ii) 100% of the New Warrants to Holders of Class 6 Subordinated Securities Claims and Class 8 Allowed Existing Equity Interests, in accordance with Articles 2.12 and 2.14 of the Plan (collectively, the “Plan Securities”)

The Debtors believe that the Plan Securities constitute “securities,” as defined in section 2(a)(1) of the Securities Act, Bankruptcy Code section 101, and applicable state securities laws or “blue sky” laws (“Blue Sky Laws”).

B.	Issuance and Resale of Plan Securities Under the Plan

1.	Exemptions from Registration

The Debtors are relying on Bankruptcy Code section 1145(a) to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of the Plan Securities.

Bankruptcy Code section 1145 provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law requirements) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for Cash and property.

In reliance upon this exemption, the offer and sale of the Plan Securities will not be registered under the Securities Act or any state Blue Sky Laws.

The offering, issuance and distribution of the Plan Securities is covered by Bankruptcy Code section 1145 and will be deemed a public offering. Accordingly, the Plan Securities will not be deemed “restricted securities” as defined under Rule 144(a)(3) of the Securities Act and may be resold without registration under the Securities Act, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in Bankruptcy Code section 1145(b). In addition, the Plan Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of such exemptions cannot be determined unless individual state Blue Sky Law provisions are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

2.	Resales of Plan Securities; Definition of Underwriter

If the Holder of the Plan Securities is an “underwriter” as defined in Bankruptcy Code section 1145(b), the Plan Securities may be resold under the Securities Act and applicable state Blue Sky Laws only via an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including, with respect to the latter, a resale transaction satisfying the applicable conditions of Rule 144 promulgated under the Securities Act. Bankruptcy Code section 1145(b)(1) defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under Bankruptcy Code section 1145(b)(1)(D), by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of Bankruptcy Code section 1145 suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Under certain circumstances, Holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited resale safe harbor provisions of Rule 144. Generally, Rule 144 would permit the public resale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, the Debtors do not presently intend to make publicly available the requisite current information regarding the Debtors, and as a result, Rule 144 will not be available for resales of Plan Securities by Persons deemed to be underwriters. Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view whether any Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.

C.	Listing of New Common Stock

The Debtors may, but shall not be obligated to, list the New Common Stock on a national securities exchange.

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and certain Holders of Claims or Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Restructuring Transaction. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Offer or the Plan to the Debtors or any Holder of a Claim or Interest. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Claims or Interests that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees, persons who receive their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction and regulated investment companies). The following discussion assumes that Holders of Claims or Interests hold such Claims or Interests as “capital assets” within the meaning of Tax Code section 1221. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders of Claims or Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local, estate, gift, non-U.S. or any other applicable tax law.

For purposes of this summary, a “U.S. Holder” means a Holder of a Claim or Interest that, in any case, is, for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a Holder of a Claim or Interest that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds a Claim, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the Plan.

This summary assumes that the Credit Agreement, the Scotiabank Cross Currency Swap, the Diesel Swaps, the Notes, the DIP Credit Facility, the New First Lien Term Loans and the New Second Lien Convertible Notes are debt for U.S. federal income tax purposes. If the IRS were to successfully assert that any such obligations are not debt for U.S. federal income tax purposes, the U.S. federal income tax consequences to Holders of such obligations would be materially different from the consequences described herein.

The U.S. federal income tax consequences of the Plan are complex. The following summary is for informational purposes only and is not a substitute for careful tax planning and advice based on the individual circumstances pertaining to a Holder of a Claim or Interest. All Holders of Claims and Interests are urged to consult their own tax advisors as to the consequences of the restructuring described in the Plan under federal, state, local, non-U.S. and any other applicable tax laws.

A.	U.S. Federal Income Tax Consequences to the Debtors Under the Plan

For U.S. federal income tax purposes, the Debtors are ANV and certain of its direct and indirect U.S. subsidiaries. The U.S. corporate Debtors, together with any of their U.S. subsidiaries, are referred to collectively as the “ANV Consolidated Group.” The ANV Consolidated Group has consolidated estimated net operating loss (“NOL”) carryforwards as of December 31, 2014, of approximately $177 million. However, the ANV Consolidated Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the ANV Consolidated Group’s NOLs ultimately may vary from the amounts set forth above.

1.	Cancellation of Indebtedness Income

Generally, a corporation will recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. Subject to the discussion below on foreign currency exchange rules, the amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, and (y) the issue price of any new indebtedness of the taxpayer issued and (z) fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

A corporation will not, however, be required to include any amount of COD income in gross income if the corporation is a debtor under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Section 108(a) Bankruptcy Exception”). Instead, as a consequence of such exclusion, the debtor must reduce its tax attributes by the amount of COD income excluded from gross income. Under Tax Code section 108(b), a debtor that excludes COD income from gross income under the Section 108(a) Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. In general, tax attributes are reduced in the following order: (a) NOLs and NOL carryforwards, (b) general business and minimum tax credit carryforwards, (c) capital loss carryforwards, (d) basis of the debtor’s assets, and (e) foreign tax credit carryforwards. A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under Tax Code section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply.

COD income is determined on a company-by-company basis. If a debtor with excluded COD income is a member of a consolidated group, Treasury regulations address the application of the rules for the reduction of tax attributes (the “Consolidated Attribute Reduction Rules”). If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. Finally, if the attribute reduction is less than the amount of COD income and a member of the ANV Consolidated Group has an excess loss account (an “ELA”) (i.e., negative basis in the stock of another member of the consolidated group), the ANV Consolidated Group will recognize taxable income to the extent of the lesser of such ELA or the amount of the COD income that was not offset by tax attributes.

The Debtors expect to realize a significant amount of COD income as a result of the Plan. The amount of COD income will depend upon, among other things, the currency gain (described below) and the fair market value of the New Common Stock, which may not be determined until after the Effective Date of the Plan. Pursuant to the Section 108(a) Bankruptcy Exception, the Debtors will not include this COD income in gross income. Instead, the Debtors will be required to reduce their tax attributes in accordance with the Consolidated Attribute Reduction Rules after determining the taxable income (or loss) of the ANV Consolidated Group for the taxable year of discharge. Accordingly, the tax attributes (and, in particular, NOLs) are available to offset taxable income that accrues between the Effective Date and the end of Reorganized ANV’s taxable year. Basis reduction applies to assets owned by a debtor at the beginning of the tax year following the discharge.

Under the Consolidated Attribute Reduction Rules, the Debtors’ excluded COD income will be applied to reduce their NOLs and, if necessary, other tax attributes, including the Debtors’ tax basis in their assets. The Debtors currently anticipate that the application of Consolidated Attribute Reduction Rules (unless a Section 108(b)(5) Election is made) will result in the elimination of the ANV Consolidated Group’s consolidated NOLs and a reduction of the basis in their assets.

The extent to which NOLs and other tax attributes remain following the application of the Consolidated Attribute Reduction Rules will depend upon a number of factors, including the amount of COD income that is actually incurred and whether the Debtors make the Section 108(b)(5) Election. The Debtors have not yet determined whether they will make a Section 108(b)(5) Election.

2.	Impact of Foreign Currency Exchange Rules on the COD Income Calculation

In determining the adjusted issue price of the Notes for purposes of calculating COD income, the amount of COD income will be calculated after applying the special foreign currency rules of Tax Code section 988 because the Notes were issued in Canadian dollars, while the functional currency of the Debtors is the U.S. dollar. These rules provide that the Debtors will recognize foreign exchange gain or loss equal to the difference between the functional currency value of the nonfunctional currency received when the debt was incurred and the value of the nonfunctional currency when the debt is retired. Foreign currency gain is treated as ordinary income. The Debtors will therefore recognize foreign currency gain due to the decline of the Canadian dollar since the issue date of the Notes (May 25, 2012). This currency gain will be treated as ordinary income to the Debtors and will reduce the adjusted issue price of the indebtedness satisfied by the amount of its currency gain prior to calculating the amount of COD. It is expected that this currency gain will be more than offset by the deduction for the amount paid by the Debtors on the Secured Swap Claims.

3.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

a.	Limitation on NOLs and Other Tax Attributes

Under Tax Code section 382, if a “loss corporation” (generally, a corporation with NOLs and/or built-in losses) undergoes an “ownership change,” the amount of its pre-change losses (including certain losses or deductions which are “built-in,”i.e., economically accrued but unrecognized as of the date of the ownership change) that may be utilized to offset future taxable income generally are subject to an annual limitation. Similar rules apply to a corporation’s capital loss carryforwards and tax credits.

The Debtors’ issuance of New Common Stock pursuant to the Plan is expected to result in an ownership change for purposes of Tax Code section 382. Accordingly, assuming that the Debtors emerge with any NOLs following attribute reduction, and subject to the discussion below of certain special bankruptcy exceptions in this Section XII.A.3.a, the ANV Consolidated Group’s pre-change losses may be subject to an annual limitation. This limitation applies in addition to, and not in lieu of, any other limitation that may already or in the future be in effect and the attribute reduction that may result from COD.

b.	General Section 382 Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the loss corporation (or, in the case of a consolidated group, generally the stock of the common parent) immediately before the ownership change (with certain adjustments) and (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.82% for ownership changes occurring in August 2015). As noted below in Section XII.A.3.d, if a corporation (or a consolidated group) in bankruptcy undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change, after giving effect to the discharge of creditors’ claims but subject to certain adjustments. In no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the ownership change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the ownership change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the ownership change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of pre-change NOLs that could be used by the loss corporation during the Recognition Period.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, unless the corporation qualifies for certain bankruptcy exceptions discussed below in Section XII.A.3.d, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains (“RBIGs”). In addition, if a redemption or other corporate contraction occurs in connection with the ownership change of the loss corporation (or the consolidated group), or if the loss corporation (or the consolidated group) has substantial nonbusiness assets, the annual limitation is reduced to take the redemption, other corporate contraction or nonbusiness assets into account. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never a greater) annual limitation with respect to any losses that existed at the time of the first ownership change.

c.	Built-in Gains and Losses

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

If a loss corporation has a NUBIG immediately prior to an ownership change, any RBIGs will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the ownership change. However, the aggregate amount of all RBIGs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an ownership change, any recognized built-in losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the ownership change. However, the aggregate amount of all RBILS that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. The Debtors believe that the ANV Consolidated Group will have a NUBIL on the Effective Date and will have RBILs recognized during the Recognition Period on depreciable and amortizable assets.

d.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation under the jurisdiction of a court in a chapter 11 case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed plan (the “Section 382(l)(5) Exception”). Under the Section 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis, but instead NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the Section 382(l)(5) Exception applies and a debtor undergoes another ownership change within two years after the effective date of the plan of reorganization, then the debtor’s pre-change losses effectively are eliminated in their entirety. For purposes of the Section 382(l)(5) Exception, a

“qualified creditor” generally consists of certain long-term creditors (who held the claims continuously for at least 18 months prior to the filing of the bankruptcy petition), ordinary course creditors (e.g., trade creditors) or creditors receiving less than 5% of the stock of the debtor in a bankruptcy case. If a debtor qualifies for the Section 382(l)(5) Exception, the exception applies unless the debtor affirmatively elects for it not to apply.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), a second special rule will generally apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years of the Effective Date without triggering the elimination of its pre-change losses.

e.	Application of Section 382 to the Debtors

The Debtors estimate that they have approximately $177 million of consolidated NOLs as of December 31, 2014; however, interest deductions attributable to debt that will be equitized will reduce the NOLs that would be available under the Section 382(l)(5) Exception.

It is expected that the amount of the Debtors’ COD will exceed its NOLs. Even if the Debtors emerge with NOLs, it is possible that the Debtors will not qualify for the Section 382(l)(5) Exception. Alternatively, the Debtors may decide to elect out of the Section 382(l)(5) Exception, particularly if it appears likely that another ownership change will occur within two years after the Effective Date. In either case, the Debtors expect that their use of any pre-change losses after the Effective Date will be subject to limitations based on the rules discussed above, but taking into account the Section 382(l)(6) Exception. Regardless of whether the Debtors take advantage of the Section 382(l)(6) Exception or the Section 382(l)(5) Exception, the Debtors’ use of their pre-change losses after the Effective Date may be adversely affected if an ownership change within the meaning of Tax Code section 382 were to occur after the Effective Date.

The Debtors do not currently anticipate utilizing the Section 382(l)(5) Exception. As explained above, if the Debtors do utilize the Section 382(l)(5) Exception and another ownership change were to occur within the two-year period after consummation of the Plan, then the Debtors’ pre-change losses would effectively be eliminated. If the Section 382(l)(5) Exception applies, the New Common Stock may be subject to certain trading restrictions. Such trading restrictions would generally apply only to a person who owns or desires to own 4.75% or more of the New Common Stock.

f.	Other Provisions

Aside from the objective limitations of Tax Code section 382, the IRS may disallow the subsequent use of a corporation’s pre-change losses following an acquisition of control of a corporation by one or more persons if the principal purpose of the acquisition is the avoidance or evasion of tax by securing a tax benefit which such person(s) or the corporation would not otherwise enjoy. Other provisions of the Tax Code may also preclude the use of a corporation’s NOLs and certain tax attributes in other ways under certain circumstances.

4.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) each year at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for such year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may otherwise be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation’s AMTI generally may be offset by its AMT NOLs.

In addition, if a corporation (or a consolidated group) undergoes an ownership change within the meaning of Tax Code section 382 and has a NUBIL at the time of such change, the corporation’s (or the consolidated group’s) aggregate basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the date of the ownership change.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is not subject to the AMT. Any unused credit may be carried forward indefinitely.

B.	U.S. Federal Income Tax Consequences to U.S. Holders Under the Plan

The U.S. federal income tax consequences of the Plan to U.S. Holders of Claims and Interests (including the character, amount and timing of income, gain or loss recognized) generally will depend upon, among other factors: (i) the manner in which the U.S. Holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held; (iii) whether a Claim was acquired at a discount; (iv) whether the U.S. Holder has taken a bad debt deduction in the current or prior years; (v) whether the U.S. Holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the U.S. Holder’s method of tax accounting; (vii) whether the U.S. Holder will realize foreign currency exchange gain or loss with respect to a Claim or Interest; and (viii) whether the Debtors reorganize as is expected. Therefore, U.S. Holders of Claims and Interests are urged to consult their tax advisors for information that may be relevant to their specific situation and circumstances and the particular tax consequences to such Holders as a result thereof.

1.	Treatment of a Debt Instrument as a Security

The U.S. federal income tax consequences to U.S. Holders of Claims will depend, in part, on whether a debt instrument exchanged is treated as a “security” under the reorganization provisions of the Tax Code. Whether a debt instrument constitutes a security for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

The term of the Notes is approximately seven years, one month. Although there is no assurance that the IRS will agree with such characterization, the Debtors expect to take the position that the Notes constitute securities for U.S. federal income tax purposes. The Debtors do not anticipate that the DIP Facility Claims, the Secured ABL Claims or the Secured Swap Claims will be treated as securities for U.S. federal income tax purposes.

2.	Treatment of U.S. Holders of DIP Facility Claims

On the Effective Date, each Holder of an Allowed DIP Facility Claim shall receive its Pro Rata share of the DIP Facility Consideration, i.e., Cash equal to the aggregate amount of all loans and other monetary obligations owed by the Debtors to the DIP Agent and/or the DIP Lenders under the DIP Credit Agreement and/or pursuant to the DIP Facility Order that are unpaid as of the Effective Date), including, without limitation, (a) the aggregate outstanding principal amount of the outstanding loans under the DIP Facility at par (including any interest thereon that was previously paid-in-kind (“PIK”)), (b) all accrued and unpaid interest on the loans under the DIP Facility, (c) the 4.0% PIK Put Option Payment and (d) the 3.0% Backstop Put Option Payment; provided, however, that only the DIP Backstop Lenders shall receive their Pro Rata share of the 3.0% Backstop Put Option Payment. For the avoidance of doubt, the DIP Facility Consideration shall be paid in its entirety from the proceeds of the Exit Facility.

The DIP Facility will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal, interest, and other amounts payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually. Because Holders of DIP Facility Claims will receive payments other than qualified stated interest, the DIP Facility is treated as being issued with OID for U.S. federal income tax purposes. The DIP Facility is issued with OID in an aggregate amount equal to the excess of (a) the sum of all payments on the DIP Facility other than qualified stated interest, including PIK interest and put option payments, over (b) the issue price (as described below under Section XII.B.7.a) of the DIP Facility.

The Debtors expect that the DIP Facility Claims will be subject to the rules under Tax Code section 1271(a)(4) as a short-term nongovernment obligation. Under these rules, and subject to the discussion below on obligations subject to Tax Code section 1281, OID on the DIP Facility is not currently included in the Holder’s income. Instead, the Holder’s “ratable portion” of OID (based, generally speaking, on the number of days the Holder held the obligation) is treated as ordinary interest income when the DIP Facility Claim is disposed of or retired. While not free from doubt, Holders of DIP Facility Claims may be required to report cash payments on the DIP Credit Agreement in the year received. Although Tax Code section 1271(a)(4) indicates that gain realized on the sale or exchange of a DIP Facility Claim will be treated as ordinary interest income to the Holder to the extent of the “ratable portion” of the OID, Tax Code section 1271(a)(2) requires that gain recognized on the disposition of a debt instrument, up to the amount of the debt instrument’s OID, be treated as ordinary income to the DIP Facility if at the time of original issue there was an intention to call the debt instrument before maturity. It is currently anticipated that the DIP Facility will be repaid on the Effective Date of the Plan and that such date will be prior to the one-year maturity date of the DIP Facility. Accordingly, the Debtors expect to take the position that, to the extent any gain on the disposition of the DIP Facility Claims does not exceed the OID on the DIP Facility Claims, such gain should be treated as ordinary interest income for federal income tax purposes. Moreover, if a DIP Facility Claim is disposed of at loss, the entire discount would not be recognized by the Holder. Any gain realized on disposition in excess of the OID will be treated as capital gain.

Certain specified types of short-term obligations are subject to different rules under Tax Code section 1281. Section 1281 applies to any short-term obligation that is (a) held by a taxpayer using an accrual method of accounting; (b) held primarily for sale to customers in the ordinary course of the taxpayer’s trade or business; (c) held by a bank; (d) held by a regulated investment company or a common trust fund; (e) identified by the taxpayer under Tax Code section 1256(e)(2) as being part of a hedging transaction; or (f) a stripped bond or stripped coupon held by the person who stripped the bond or coupon. Short-term obligations that are not subject to Tax Code section 1281 generally are taxed in a manner similar to the treatment of market discount bonds.

The Debtors do not anticipate that Tax Code section 1281 will apply to most Holders of DIP Facility Claims. However, a Holder can elect to have Tax Code section 1281 apply to an obligation, in which case OID must be included in income currently as it accrues. Accrual of OID on short-term obligations for cash basis taxpayers generally is based ratably on the number of days accrued over the period, but such taxpayers can elect to use economic accrual principles. Holders of DIP Facility Claims should consult their independent tax advisors regarding the tax consequences of an election to treat such Claims under the rules of Tax Code section 1281.

3.	Treatment of U.S. Holders of Secured ABL Claims

The Secured ABL Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $75,411,229.34 (including $74,950,000.00 in principal and $461,229.34 in accrued and unpaid interest and fees). Under the Plan, each Holder of an Allowed Secured ABL Claim shall receive its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Section 2.7(c) of the Plan.

A U.S. Holder of an Allowed Secured ABL Claim should be treated as exchanging such Claim for its Pro Rata share of New First Lien Term Loans and Secured ABL/Swap Cash Payments not made prior to the Effective Date, if any, in a fully taxable exchange because the Secured ABL Claims will not qualify as securities for U.S. Federal income tax purposes. A U.S. Holder who is subject to this treatment should recognize gain or loss equal to the difference between (a) the issue price of its share of the New First Lien Term Loans and the Secured ABL/Swap Cash Payments, if any, received, and (b) such Holder’s adjusted tax basis in its Secured ABL Claim surrendered in the exchange. If the Secured ABL Claim is held as a capital asset, the gain generally would be long-term capital gain if the U.S. Holder held its Secured ABL Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. A U.S. Holder’s tax basis in the New First Lien Term Loans should equal the adjusted issue price of its share of the New First Lien Term Loans received. A U.S. Holder’s holding period for the New First Lien Term Loans received on the Effective Date should begin on the day following the Effective Date.

To the extent that a portion of the New First Lien Term Loans and Secured ABL/Swap Cash Payments, if any, received in exchange for a U.S. Holder’s Secured ABL Claim is allocable to accrued but untaxed interest, the U.S. Holder will recognize ordinary income (see the discussions of “accrued interest” and “market discount” below in Sections XII.B.7.b-c). The tax basis of any portion of the New First Lien Term Loans treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for any such New First Lien Term Loans should begin on the day following the Effective Date.

4.	Treatment of U.S. Holders of Secured Swap Claims

The Secured Swap Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $86,306,619.00, less the Secured Swap Claims’ Pro Rata share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date. Under the Plan, each Holder of an Allowed Secured Swap Claim shall receive its Pro Rata share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Section 2.8(c) of the Plan.

A U.S. Holder of a Secured Swap Claim should be treated as exchanging such Claim for its interest in the New First Lien Term Loans and Secured ABL/Swap Cash Payments in a fully taxable exchange because the Secured Swap Claims will not qualify as securities for U.S. Federal income tax purposes. A U.S. Holder who is subject to this treatment should recognize gain or loss equal to the difference between (a) the issue price of the New First Lien Term Loans and the Secured ABL/Swap Cash Payments, if any, received, and (b) such Holder’s adjusted tax basis in its Secured Swap Claim surrendered in the exchange, which gain is expected to be ordinary. A U.S. Holder’s tax basis in the New First Lien Term Loans should equal the adjusted issue price of the debt received. A U.S. Holder’s holding period for the New First Lien Term Loans received on the Effective Date should begin on the day following the Effective Date.

5.	Treatment of U.S. Holders of Unsecured Claims

Under the terms of the Plan, Allowed Unsecured Claims, including, among others, Notes Claims, will be cancelled on the Effective Date and each Holder of an Allowed Unsecured Claim will receive either (i) its Pro Rata share of 100% of the New Common Stock, subject to dilution on account of (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants, or (ii) its Pro Rata share of the Convenience Claim Distribution.

The analysis of the tax consequences to a U.S. Holder of Notes Claims of the exchange of Allowed Notes Claims for New Common Stock of Reorganized ANV or the Convenience Claim Distribution depends on whether the Notes are treated as securities for U.S. federal income tax purposes, as defined above in Section XII.B.1. As mentioned above, given the length of the maturity and other considerations, the Debtors expect to treat the Notes as securities.

If (a) the Notes are treated as securities for U.S. federal income tax purposes and (b) a U.S. Holder of Notes Claims solely receives New Common Stock, the exchange of Notes Claims for New Common Stock would be treated as a recapitalization, and therefore a reorganization, under Tax Code section 368(a)(1)(E). Except to the extent that any portion of the New Common Stock received is allocable to accrued but untaxed interest (discussed below in Section XII.B.7.b), a U.S. Holder of Notes Claims would not recognize taxable gain or loss with respect to this exchange. Such Holder’s tax basis in its New Common Stock received in exchange for the Notes Claim should be equal to such Holder’s tax basis in such Notes Claims surrendered therefor. A U.S. Holder’s holding period for its New Common Stock should include the holding period for the surrendered Notes Claims.

To the extent that the Notes Claims were acquired with market discount and the treatment in the immediately preceding paragraph applies, any market discount that accrued on such Notes Claims (i.e., up to the time of the exchange) but was not included in gross income by the U.S. Holder is carried over to the New Common Stock received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Common Stock is treated as ordinary income to the extent of such accrued, but not recognized, market discount (see discussion in Section XII.B.7.c, below).

If the Notes are not treated as securities for U.S. federal income tax purposes, a U.S. Holder of Notes Claims would be treated as exchanging such Claims for the New Common Stock or Convenience Claim Distribution in a fully taxable exchange. The exchange of Notes Claims will also be a fully taxable exchange if a U.S. Holder elects to receive its

Pro Rata share of the Convenience Claim Distribution, regardless of whether the Notes are treated as securities for U.S. federal tax purposes. In either event, a U.S. Holder who is subject to this treatment would recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock or the amount of the Convenience Claim Distribution received and (ii) such Holder’s adjusted tax basis in its Notes Claim surrendered in the exchange. If the Notes were held as a capital asset, the gain generally would be long-term capital gain if the U.S. Holder held its Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. Such U.S. Holder’s tax basis in the New Common Stock should equal the fair market value of such interests. A U.S. Holder’s holding period for the New Common Stock received on the Effective Date would begin on the day following the Effective Date.

For U.S. Holders of Allowed Unsecured Claims other than Notes Claims, such Holders would be treated as exchanging such Claims for the New Common Stock or the Convenience Claim Distribution, respectively, in a fully taxable exchange. A U.S. Holder who is subject to this treatment would recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock or the amount of the Convenience Claim Distribution received and (ii) such Holder’s adjusted tax basis in its Allowed Unsecured Claim surrendered in the exchange. U.S. Holders of Allowed Unsecured Claims that elect to receive New Common Stock in exchange for surrendering such Claims should have a tax basis in the New Common Stock equal to the fair market value of such interests, and such Holders’ holding period for the New Common Stock would begin on the day following the Effective Date.

Regardless of whether the exchange is treated as a recapitalization or as a taxable exchange, a U.S. Holder of Notes Claims will recognize foreign currency gain or loss on the exchange under the rules in Tax Code section 988 and the regulations thereunder. Such gain or loss will be ordinary gain or loss. The amount characterized as foreign currency gain or loss generally will be equal to the difference between (i) the U.S. dollar value of the foreign currency purchase price of the Notes on the date the Holder purchased such Notes and (ii) the U.S. dollar value of such foreign currency purchase price on the date of the disposition. Similarly, a U.S. Holder will recognize exchange gain or loss on the disposition of Notes with respect to any accrued market discount on such Notes that such U.S. Holder has included in gross income. Any such exchange gain or loss recognized on such disposition will be ordinary gain or loss.

6.	Treatment of U.S. Holders of Allowed Subordinated Securities Claims and Existing Equity Interests

Under the Plan, U.S. Holders of Allowed Subordinated Securities Claims and Existing Equity Interests will receive their Pro Rata share of the New Warrants. A U.S. Holder of Allowed Subordinated Securities Claims or Existing Equity Interests should be treated as exchanging such Allowed Subordinated Securities Claims or Existing Equity Interests for the New Warrants in a fully taxable exchange. U.S. Holders of Allowed Subordinated Securities Claims and Existing Equity Interests will recognize gain or loss equal to the difference between the respective Holder’s adjusted tax basis in its Allowed Subordinated Securities Claims or Existing Equity Interests surrendered in the exchange and the value of the New Warrants received. If the Existing Equity Interests were held as a capital asset, the gain or loss generally would be long-term capital gain or loss if the U.S. Holder held its Existing Equity Interests for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. A U.S. Holder’s tax basis in the New Warrants should equal the fair market value of such interests. A U.S. Holder’s holding period for the New Warrants received on the Effective Date would begin on the day following the Effective Date.

7.	Other Considerations for U.S. Holders

a.	Issue Price and Original Issue Discount

A debt instrument, such as the New First Lien Term Loans and New Second Lien Convertible Notes (together, the “New Debt”), is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually.

The issue price of the New First Lien Term Loans will depend on whether a substantial amount of either the New First Lien Term Loans or the Secured ABL Claims and Secured Swap Claims for which they are exchanged is considered to be “traded on an established market” at the time of the exchange. In general, debt instruments will be treated as traded on an established market if, within the 31-day period ending 15 days after the applicable measurement date, (a) a “sales price” for trades of the debt instrument is available, (b) a “firm” price quote for the debt instrument is available, or (c) one or more “indicative” quotes are available, each as defined in Treasury Regulations section 1.1273-2(f)(1). Notwithstanding the foregoing, Treasury Regulations section 1.1273-2(f)(6) provides that a debt instrument will not be treated as traded on an established market if the outstanding stated principal amount of the issue that includes that a debt instrument does not exceed $100 million on the date on which the instrument is tested under these rules.

Although neither the Secured ABL Claims nor the Secured Swap Claims have balances exceeding $100 million outstanding, the stated principal amount of the New First Lien Term Loans for which these Secured ABL Claims and Secured Swap Claims will be exchanged will exceed $100 million. Accordingly, the issue price of the New First Lien Term Loans will be considered to be traded on an established market if it meets one of the conditions of Treasury Regulations section 1.1273-2(f)(1). If the New First Lien Term Loans are traded on an established market within 15 days following the exchange, the issue price of the New First Lien Terms will equal the trading price, as indicated by the source(s) set forth in (a) through (c) above. If the New First Lien Term Loans are not traded on an established market at the time of the exchange, the issue price of the New First Lien Term Loans will generally equal the stated principal amount.

Since the New Second Lien Convertible Notes are being issued for money, the issue price of the New Second Lien Convertible Notes should be the first price at which a substantial amount of the New Second Lien Convertible Notes is sold.

b.	Accrued Interest

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued but untaxed interest on such Claims. Any such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder that disposes of a Claim that does not constitute a security in a taxable transaction would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is uncertain. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by U.S. Holders should be allocated in some way other than as provided in the Plan. U.S. Holders of Allowed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but untaxed interest.

c.	Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain recognized by a U.S. Holder upon the disposition of a debt instrument of an Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of market discount on the debt constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in such instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to the product of 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, and the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of debt instruments that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless such U.S. Holder elected to include market discount in income as it accrued). To the extent that debt instruments that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on such debt instruments (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

d.	Acquisition Premium

If the New Debt is not treated as a contingent payment debt instrument (“CPDI”) and a U.S. Holder’s initial tax basis in its interest in the New Debt is less than or equal to the stated redemption price at maturity of such interest, but greater than the issue price of such interest, the U.S. Holder will be treated as acquiring the New Debt at an “acquisition premium.” Unless an election is made, the U.S. Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in the New Debt over such interest’s issue price and the denominator of which is the excess of the sum of all amounts payable on such interest over the interest’s issue price.

e.	Limitation on Use of Capital Losses

U.S. Holders who recognize capital losses will be subject to limits on their use of capital losses. For U.S. Holders other than corporations, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (i) $3,000 ($1,500 for married individuals filing separate returns), or (ii) the excess of the capital losses and the capital gains. Non-corporate U.S. Holders may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income, though losses from the sale or exchange of capital assets may only be used to offset capital gains. For corporate U.S. Holders, capital losses may only be used to offset capital gains. U.S. Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. For corporate U.S. Holders, unused capital losses may be carried forward for the five years following the capital loss year or carried back to the three years preceding the capital loss year. Non-corporate U.S. Holders may carry over unused capital losses for an unlimited number of years.

f.	Net Investment Income Tax

Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on “unearned” net investment income (i.e., income received from, among other things, the sale or other disposition of certain capital assets). Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

8.	Consequences of Ownership and Disposition of the New Debt

a.	Treatment of OID and PIK Interest

The stated interest on the New First Lien Term Loans should be qualified stated interest. Thus if the New First Lien Term Loans are not treated for U.S. federal income tax purposes as traded on an established securities market (as discussed in Section XII.B.7.a), the New First Lien Term Loans should not be treated as being issued with OID for federal income tax purposes. The stated interest on the New First Lien Term Loans generally will be taxable as ordinary interest income in accordance with the holder’s regular method of accounting at the time such payments are accrued or received. It is possible that the New First Lien Term Loans will be treated for U.S. federal income tax purposes as traded on an established market (discussed above in Section XII.B.7.a). If so, they could have an issue price with a discount or premium. If issued at a discount, OID must be accrued over the term of the New First Lien Term Loans; if the issue price is greater than the stated principal amount, the premium will be amortized over such term.

No stated interest on the New Second Lien Convertible Notes will be qualified stated interest for U.S. federal income tax purposes because the New Second Lien Convertible Loans provide that the Debtors will be entitled to pay all of the interest on the notes in the form of PIK interest. As a result, the New Second Lien Convertible Notes will be treated as being issued with OID for U.S. federal income tax purposes.

The New Second Lien Convertible Notes will be issued with OID in an aggregate amount equal to the excess of all payments due under the New Second Lien Convertible Notes (initially taking into account the payment schedule as described below) over its ‘‘issue price’’ (as defined above in Section XII.B.7.a). U.S. Holders of the New Second Lien Convertible Notes, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, must include the OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to such OID is received at such time.

The amount of OID includible in gross income by a U.S. Holder in any taxable year generally is the sum of the ‘‘daily portions’’ of OID with respect to the note for each day during such taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day in any ‘‘accrual period’’ a pro rata portion of the OID allocable to that accrual period. The ‘‘accrual period’’ for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period, subject to the possible adjustments described below, will be an amount equal to the product of the note’s ‘‘adjusted issue price’’ at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The ‘‘adjusted issue price’’ of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on the note during the accrual period. The ‘‘yield to maturity’’ of the New Second Lien Convertible Notes is the discount rate that, when used in computing the present value (as of the issue date) of all principal and interest payments to be made on the Loan, produces an amount equal to the issue price of the New Second Lien Convertible Notes.

For purposes of this discussion, it is presumed that the PIK interest on the New Second Lien Convertible Notes will be paid in a single payment at maturity and that this single payment will be reflected on the payment schedule used for determining the accrual of OID on the New Second Lien Convertible Notes. Accordingly, the Debtors do not expect to treat the New Debt as subject to the rules applicable to CPDIs. If, contrary to this presumption, any PIK or cash interest (as applicable) is actually paid on the New Second Lien Convertible Notes, then solely for the purposes of recomputing the OID accruals on the Loan going forward and establishing a new payment schedule, the New Second Lien Convertible Notes will be treated as retired and reissued on the date of such change in circumstances for an amount equal to its then adjusted issue price and the yield to maturity on the Loans will be redetermined taking into account such change in circumstances.

Any PIK interest will generally not be treated as a payment of interest on an original note for U.S. federal income tax purposes. Instead, any PIK interest together with the original note will be treated as a single debt instrument for U.S. federal income tax purposes.

Each payment of cash interest under the New Second Lien Convertible Notes will be treated first as a payment of any accrued OID on the note to the extent such accrued OID has not been allocated to prior cash payments and second as payments of principal on the note. U.S. Holders generally will not be required to separately include cash interest on the New Second Lien Convertible Notes to the extent such cash payments constitute payments of previously accrued OID or payments of principal.

The rules regarding OID are complex and the rules described above may not apply in all cases. If other rules apply instead, U.S. Holders of the New Second Lien Convertible Notes could be treated differently than described above. Prospective investors in the New Second Lien Convertible Notes are urged to consult their own tax advisors regarding the potential application of the OID and other rules to the New Second Lien Convertible Notes and the consequences thereof.

b.	Sale, Retirement or Other Taxable Disposition of the New Debt

A U.S. Holder of the New Debt will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of such New Debt equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in such New Debt.

If the New Debt is not treated as a CPDI then, subject to certain exceptions, any gain or loss on the sale, redemption, retirement or other taxable disposition of interests in the New Debt generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held its interest in the New Debt for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

An exchange of convertible debt securities for the issuing corporation’s stock generally will be treated as a nontaxable event. Accordingly, a U.S. Holder that exercises the conversion feature of the New Second Lien Convertible Notes and receives New Common Stock of Reorganized ANV should not realize gain or loss on the conversion. A U.S. Holder’s basis and holding period for its New Second Lien Convertible Notes will carry over to the New Common Stock into which such interest is converted.

9.	Consequences of Ownership and Disposition of the New Common Stock and the New Warrants

a.	Distributions on New Common Stock

Cash distributions made by Reorganized ANV in respect of New Common Stock will constitute a taxable dividend when such distribution is actually or constructively received, to the extent such distribution is paid out of the current or accumulated earnings and profits of Reorganized ANV (as determined under U.S. federal income tax principles). To the extent the amount of any distribution received by a U.S. Holder in respect of New Common Stock exceeds the current or accumulated earnings and profits of Reorganized ANV, the distribution (1) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in that New Common Stock and (2) thereafter will be treated as capital gain.

b.	Exercise of New Warrants

U.S. Holders of New Warrants generally will not realize gain or loss upon the exercise of the New Warrants into New Common Stock. A U.S. Holder’s basis in the New Common Stock received upon the exercise of such Holder’s New Warrants will equal the sum of (i) the fair market value of the New Warrants on the Effective Date and (ii) the Exercise Price, and its holding period in the New Common Stock will begin on the date of exercise of the New Warrants.

c.	Dispositions of New Common Stock and New Warrants

Sales or other taxable dispositions by U.S. Holders of New Common Stock or New Warrants generally will give rise to gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such New Common Stock or New Warrants. In general, gain or loss recognized on the sale or exchange of New Common Stock or New Warrants will be capital gain or loss and, if the U.S. Holder’s holding period for such New Common Stock or New Warrants exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains realized. The deduction of capital losses against ordinary income is subject to limitations under the Tax Code.

C.	Information Reporting and Backup Withholding

All distributions to Holders of Claims and Interests under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends and other reportable payments may be, under certain circumstances, subject to “backup withholding” at the then-applicable withholding rate (currently 28%). Backup withholding generally applies if a Holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct TIN and that it is a U.S. person not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and if the appropriate information is supplied to the IRS. Certain Persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

D.	U.S. Federal Income Tax Considerations for Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transaction to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims or Interests, and the ownership and disposition of the New Debt, New Common Stock, New Warrants and other consideration, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its Claim or Interest generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, to the extent that any gain is taxable and does not qualify for deferral as described in Section XII.B above, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Interest

Payments to a Non-U.S. Holder that are attributable to interest (including OID), or to accrued but untaxed interest, generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person. Interest income will also include any gain from the sale, redemption, retirement or other taxable disposition of the New Debt that is treated as interest income (discussed above in Section XII.B.7.b). Interest income, however, may be subject to U.S. income or withholding tax if:

(i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of Reorganized ANV’s stock entitled to vote (taking into account the conversion feature of the New Second Lien Convertible Notes);

(ii) the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to Reorganized ANV (each, within the meaning of the Tax Code);

(iii) the Non-U.S. Holder is a bank receiving interest described in Tax Code section 881(c)(3)(A); or

(iv) such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest (including OID) or accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to such interest or accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	FIRPTA

a.	Taxation of United States Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“USRPHC”). Under the regulations, an interest will be treated as an interest in real property other than solely as a creditor if it is a right to share in the appreciation in value of stock of a corporation or a right, whether or not presently exercisable, directly or indirectly to share in the appreciation of value of or to acquire, by purchase, conversion, exchange, or in any other manner, stock of a corporation. Contingent and conversion rights, such as options, rights of first refusal, and similar interests whereby the lender may receive partial ownership of the property or entities, are non-creditor interests for FIRPTA purposes. Under FIRPTA, payments of interest and principal under a debt instrument do not constitute gain subject to FIRPTA withholding.

The Debtors believe that ANV is, and Reorganized ANV will be, a USRPHC. Accordingly, under the rules discussed in the preceding paragraph, Debtors’ Common Stock, the New Common Stock, the New Warrants and the New Second Lien Convertible Notes will be treated as USRPIs, except to the extent that a Non-U.S. Holder qualifies for the “5% Public Shareholder Exception” discussed below. Alternatively, a disposition of the New Common Stock, the New Warrants and the New Second Lien Convertible Notes will not, in general, be subject to tax or withholding under FIRPTA if the disposition is pursuant to a liquidating distribution by the Debtors following a taxable sale of the Debtors’ USRPIs.

b.	Regularly Traded Stock Exception

Tax Code section 897(c)(3) sets forth the 5% Public Shareholder Exception, which excepts a holder’s regularly traded stock in a corporation from treatment as a USRPI if any class of stock of the corporation is regularly traded on an established securities exchange and the holder of such interest does not, at any time during an applicable measuring period, own more than 5% of that class of stock. For purposes of determining whether any person holds more than 5% of any class of stock under the 5% Public Shareholder Exception, the constructive ownership rules of Tax Code section 318(a) apply, with certain adjustments. Under the regulations, interests regularly traded on an established securities market located in the United States qualify as publicly traded for purposes of the 5% Public Shareholder Exception.

The Regulations implement the 5% Public Shareholder Exception by providing that if any non-regularly traded class of interests in a corporation is convertible into a regularly traded class of interests in the corporation, an interest in such non-regularly traded class will be treated as a USRPI if it had a fair market value greater than the fair market value of 5% of the regularly traded class of the corporation’s stock into which it is convertible, determined as of the date such interest was acquired by its present holder (including other holdings in the corporation that would qualify as a USRPI). Although these regulations set forth the rules for determining the fair market value of property for purposes of Tax Code section 897, they do not address the proper treatment for valuation of convertible interests. In particular, it is unclear whether, in order to determine the value of a holder’s interest in convertible debt, the conversion feature should be treated as exercised only by the particular holder or by the entire class of holders of such interests.

Whether the New Common Stock, the New Warrants and/or the New Second Lien Convertible Notes qualify for the 5% Public Shareholder Exception (and, thus, whether they will be treated as USRPIs) will depend upon application of the above rules at the time of a Non-U.S. Holder’s acquisition and disposition of such shares and interests. Following the Effective Date, the Debtors may take steps to create a market for the New Common Stock for purposes of qualifying the New Common Stock as regularly traded on an established securities market, although no assurances can be given that the Debtors will take such steps or, that if they do, the Debtors’ actions will result in the New Common Stock so qualifying or that such actions will permit certain Non-U.S. Holders to rely on the 5% Public Shareholder Exception with respect to their New Common Stock, New Warrants or New Second Lien Convertible Notes. In this regard, and in any event, since the New Common Stock will be issued on the Effective Date, it cannot be regularly traded on an established securities market prior to such time, and the New Common Stock might not be regularly traded on an established securities market until a later date. Non-U.S. Holders should consult their independent tax advisors to determine whether the New Common Stock, the New Warrants and/or the New Second Lien Convertible Notes are subject to FIRPTA.

c.	Withholding

In order to ensure that a foreign investor will pay taxes on gain realized on the sale or disposition of a U.S. real property interest, the transferee is generally required to withhold and deduct a tax equal to 10 percent of the amount realized on the disposition. This is separate from the general withholding rules applicable to withholding on dividends paid to Non-U.S. Holders, discussed below.

As discussed above, if any class of stock of a corporation is regularly traded on an established securities market, its stock (including any class of stock that is not publicly traded) will not be a USRPI except with respect to any holder owning more than 5% of such class of stock. Regulations under Tax Code section 1445 provide that no withholding is required upon the acquisition of an interest in a corporation if any class of stock of the corporation is regularly traded on an established securities market, although different rules apply in the case of an acquisition from a single transferor of substantial non-regularly traded interests in a publicly traded corporation. Treasury Regulations section 1.897-9T(b). The Tax Code section 1445 withholding rules apply the same principles discussed above regarding aggregation of related acquisitions and the presumption that stock will be presumed to be regularly traded on an established securities market for a calendar quarter if those interests were regularly traded during the preceding calendar quarter.

4.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock

a.	Dividends on New Common Stock

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized ANV’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.

Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

b.	Sale, Redemption, or Repurchase of New Common Stock or New Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock or New Warrants, unless:

(i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the U.S.;

(ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.); or

(iii) Reorganized ANV is or has been during a specified testing period a USRPHC.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The consequences of Reorganized ANV being a USRPHC are discussed in the preceding section.

c.	Conversion of New Second Lien Convertible Notes and Exercise of New Warrants

In general, it is expected that neither conversion of the New Second Lien Convertible Notes nor exercise of the New Warrants into New Common Stock will cause a Non-U.S. Holder to recognize gain or loss under the Tax Code. However, each Non-U.S. Holder is urged to consult its own tax advisor prior to conversion of the New Second Lien Convertible Notes and/or exercise of the New Warrants into New Common Stock and prior to a sale or disposition of New Common Stock acquired by such a conversion and/or exercise regarding recognition of gain or loss and any FIRPTA reporting requirements to the IRS relating to such conversion/exercise, sale or disposition.

5.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock and interest on the New Debt), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock and the New Debt). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

FATCA withholding rules apply to U.S.-source payments on obligations issued after July 1, 2014, and to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S.-source interest or dividends that occurs after December 31, 2016. Although administrative guidance and Treasury regulations have been issued, the exact scope of these rules remains unclear and potentially subject to material changes.

Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of New Common Stock.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim or Interest in light of such Holder’s circumstances and income tax situation. All Holders of Claims and Interests should consult with their tax advisors as to the particular tax consequences to them under the Plan, including the applicability and effect of any state, local, non-U.S. or other applicable tax laws.

XIII.	CONCLUSION AND RECOMMENDATION

All Holders of Claims and Interests entitled to vote are urged to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will actually be received by the Voting Deadline.

Dated: August 28, 2015

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Executive Vice President, Secretary and Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Central LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Cortez LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG North LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hasbrouck Production Company LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer
Hycroft Resources & Development, Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

EXHIBIT A

PLAN OF REORGANIZATION

See Exhibit 99.1 to the Allied Nevada Gold Corp. Form 8-K for August 26, 2015

EXHIBIT B

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

See Exhibit 10.1 to the Allied Nevada Gold Corp. Form 8-K for July 23, 2015

EXHIBIT C

FINANCIAL PROJECTIONS

See Exhibit A to Exhibit 99.3 to the Allied Nevada Gold Corp. Form 8-K/A filed on August 4, 2015

EXHIBIT D

LIQUIDATION ANALYSIS

See Exhibit A to Exhibit 99.4 to the Allied Nevada Gold Corp. Form 8-K/A filed on August 10, 2015

EXHIBIT E

VALUATION ANALYSIS

See Exhibit C to Exhibit 99.3 to the Allied Nevada Gold Corp. Form 8-K/A filed on August 4, 2015

EXHIBIT F

DEBTORS’ CORPORATE STRUCTURE

See Exhibit F to Exhibit 99.3 to the Allied Nevada Gold Corp. Form 8-K filed on July 29, 2015